Exhibit 10.1

Execution Copy

$700,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of June 13, 2023

among

SABRE FINANCIAL BORROWER, LLC,

as Borrower,

SABRE FINANCING HOLDINGS, LLC,

as Holdings,

the Subsidiary Guarantors party hereto,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

i

SCHEDULES

1.01A	Guarantors
1.01B	Unrestricted Subsidiaries
1.01C	Certain Excluded Subsidiaries
1.01D	Restricted Rate Determination Procedures
1.01E	Intra-Group Lending Intercreditor Provisions
1.09	Agreed Guaranty and Security Principles; Foreign Security Documents
5.09(a)	Certain Tax Proceedings
5.10(a)	ERISA Compliance
5.11	Subsidiaries
6.12	Certain Post-Closing Obligations
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(j)	Scheduled Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
11.02	Certain Addresses for Notices
11.25	Foreign Loan Party Deliverables

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Note
C	Reference Rate Calculation Spreadsheet
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	U.S. Security Agreement
H	Additional Subsidiary Guarantor Joinder Agreement
I	Intercompany Note
J-1	U.S. Tax Compliance Certificate (Lender – Non-Partnership)
J-2	U.S. Tax Compliance Certificate (Participant – Non-Partnership)
J-3	U.S. Tax Compliance Certificate (Lender – Partnership)
J-4	U.S. Tax Compliance Certificate (Participant – Partnership)
K	PIK/Cash Interest Election

v

CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is effective as of June 13, 2023, among SABRE FINANCIAL BORROWER, LLC, a Delaware limited liability company (the “Borrower”), SABRE FINANCING HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors from time to time party hereto, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Term Loans in an initial aggregate principal amount of $700,000,000.

The proceeds of the Term Loans are being used by the Borrower on the Closing Date to (i) make the New Pari 1L Refinancing Loan (as defined below) to Sabre GLBL (as defined below) and (ii) pay fees, costs and expenses in connection with the Transactions (as defined below).

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceleration Event” means the taking by the Administrative Agent of any of the actions or the exercising of any of the remedies set out in Section 9.02(a)(i) or the automatic termination and acceleration set out in the proviso in Section 9.02(a) or the failure by the Borrower to repay the aggregate principal amount of all Term Loans on the Maturity Date.

“Additional Agreements” means all agreements between Sabre GLBL or any of its Affiliates (excluding the Guarantors or their Subsidiaries), on the one hand, and any of the Guarantors or their Subsidiaries on the other hand, in each case, that (a) are related to the global distribution system (or the version of the same customized for the Asia-Pacific region) and related business and substantially similar, related or ancillary to the EMEA and LATAM ROC Agreements or APAC ROC Agreements and (b) address exclusive rights granted to or from the Guarantors or any of their Subsidiaries (or any exceptions to such exclusivity) or are otherwise material.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent (and, where applicable, security trustee) under the Loan Documents, or any successor administrative agent and collateral agent (and, where applicable, security trustee) appointed pursuant to Section 10.09.

“Administrative Agent Fee Letter” means the fee letter, dated the Closing Date, by and between the Administrative Agent and the Borrower, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Administrative Agent’s Account” means the Administrative Agent’s account as the Administrative Agent may from time to time provide in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Agents, or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Guaranty and Security Principles” means the principles set forth on Schedule 1.09.

“Agreement” means this Term Loan Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 11.20.

“APAC ROC Agreements” means, collectively, (a) the Global Distribution Services Subcontracting Agreement, (b) that certain Letter of Agreement in respect of Revised Transaction Fee Structure, by and among Sabre Marketing Nederland B.V., Sabre GLBL and the APAC ROC, effective January 1, 2017 to December 31, 2021, as amended effective January 1, 2019, (c) that certain Amended and Restated Workstation Products Distribution Agreement, by and between Sabre GLBL (as assignee to Sabre Marketing Nederland B.V.) and the APAC ROC, effective as of July 1, 2015 (as amended January 1, 2017 by the Termination and Assignment Agreement and February 1, 2017 by the Agreement to Replace), (d) that certain Amended and Restated CRS License, Service and Marketing Agreement, by and between Sabre GLBL (as assignee to Sabre Marketing Nederland B.V.) and the APAC ROC, effective as of July 1, 2015 (as amended January 1, 2017 by the Termination and Assignment Agreement and February 1, 2017 by the Agreement to Replace), (e) that certain Amended and Restated Development Services Agreement, by and between Sabre GLBL (as assignee to Sabre Marketing Nederland B.V.) and the APAC ROC, effective as of July 1, 2015 (as amended January 1, 2017 by the Termination and Assignment

Agreement and February 1, 2017 by the Agreement to Replace), (f) that certain Intercompany Agreement (for shared services), by and between Sabre GLBL and the APAC ROC, effective as of June 1, 2017, (g) that certain Downstream General Agreement, by and between Sabre GLBL (as assignee to Sabre Marketing Nederland B.V.) and the APAC ROC, effective as of July 1, 2015 (as amended January 1, 2017 by the Termination and Assignment Agreement and February 1, 2017 by the Agreement to Replace), (h) that certain Agreement to Replace General Agreements, by and among Sabre GLBL, Sabre Marketing Nederland B.V. and the APAC ROC, effective as of February 1, 2017 (the “Agreement to Replace”) and (i) that certain Termination and Assignment Agreement, by and among Sabre GLBL, Sabre Marketing Nederland B.V. and the APAC ROC, effective as of January 1, 2017 (the “Termination and Assignment Agreement”).

“Applicable Make-Whole Amount” means, with respect to any applicable voluntary repayment or prepayment, mandatory prepayment pursuant to Section 2.05(b)(iii) or Section 2.05(b)(iv) (solely as a result of a prepayment pursuant to Section 2.05(a)(i) or 2.05(b)(iii) of the New Pari 1L Refinancing Facility) or acceleration (whether automatically or optionally) of outstanding Loans, an amount equal to the present value of (a) all scheduled interest payments (calculated (i) on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment, prepayment or acceleration (whether automatically or optionally), (ii) assuming that future interest payments are payable as PIK Interest during the PIK/Cash Interest Election Period and (iii) on the basis of actual days elapsed over a year of three hundred sixty (360) days) due on such Loans subject to such event up to and including the second anniversary of the Closing Date (the “First Call Date”) and (b) the applicable Prepayment Premium payable immediately after the First Call Date if such payment or acceleration were occurring at such time, in each case of clauses (a) and (b), computed using a discount rate equal to the Treasury Rate three Business Days prior to such repayment, prepayment or acceleration date (whether automatically or optionally) plus 50 basis points.

“Applicable Spread” means (i) in the case of interest paid in cash (including on all or a portion of the Loans pursuant to the applicable PIK/Cash Interest Election), 0.25% per annum and (ii) in the case of interest paid in kind as PIK Interest (including on all or a portion of the Loans pursuant to the applicable PIK/Cash Interest Election), 1.75% per annum.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, with such adjustments thereto as the Borrower and the Administrative Agent may reasonably agree, or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Sabre Holdings as of December 31, 2022, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for Sabre Holdings for the fiscal year ended December 31, 2022.

“Australian Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under any limitation statute or law, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or any other fact may be void and defences of set-off or counterclaim;

(c) similar principles, rights and defences under the laws of any applicable law; and

(d) any other matters which are set out as qualifications or reservations (however described) as to matters of law of general application in any legal opinion relating to Australian law delivered pursuant to the Loan Documents.

“Australian Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, stampings, formality requirements and/or notifications of or under the Australian Security Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Australian Security Documents or to achieve the relevant priority expressed therein.

“Australian Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Australian Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Australian law entered into by any Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of Term Loans made on the same date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) (a) Canadian Dollars, Yen, Sterling, Euros or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (7) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower); and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For purposes of determining the maximum permissible maturity of any investments described in clauses (1) through (11) or the immediately preceding two paragraphs, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Ceiling Rate” means, (i) with respect to the all-in interest rate applicable to cash interest rate payments, 17.50% and (ii) with respect to the all-in interest rate applicable to PIK Interest payments, 19.00%.

“Centre of Main Interest” has the meaning given to that term in Section 5.24.

“Change of Control” means the earliest to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than forty (40)% of the then outstanding voting stock of Sabre Parent;

(b) the board of directors of Sabre Parent shall cease to consist of a majority of the Continuing Directors;

(c) any “Change of Control” (or any comparable term) in any document pertaining to any Indebtedness for borrowed money owing to third parties of Sabre Holdings and its Subsidiaries with an outstanding principal amount in excess of the Threshold Amount;

(d) Sabre Headquarters, LLC ceasing to be a direct or indirect wholly owned subsidiary of Sabre GLBL;

(e) Holdings ceasing to be a direct wholly owned subsidiary of Sabre Headquarters, LLC;

(f) the Borrower ceasing to be a direct wholly owned Subsidiary of Holdings;

(g) (i) Sabre Holdings ceasing to be a direct or indirect wholly-owned subsidiary of Sabre Parent or (ii) Sabre GLBL ceasing to be a direct wholly-owned subsidiary of Sabre Holdings; or

(h) any Loan Party ceasing to be direct or indirect wholly-owned subsidiaries of Sabre GLBL;

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” or “Security Assets” as defined in any Collateral Document and shall include the Mortgaged Properties (if any).

“Collateral and Guarantee Requirement” means, at any time, the requirement that (subject, to exceptions, additional requirements and permissions expressly set forth in each Loan Document, the provisions of Section 6.11, Section 6.12 and Section 6.20, the Legal Reservations and in the case of a Foreign Loan Party, to any additional requirements, exceptions and qualifications set forth in the Agreed Guaranty and Security Principles, and unless otherwise agreed by the Administrative Agent (acting at the direction of the Required Lenders)):

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.12 at such time, duly executed by each Loan Party thereto and (ii) if then in effect, each Intercreditor Agreement, in each case duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guaranties”) by Holdings and each Subsidiary of Sabre GLBL organized or incorporated in the Security Jurisdictions, other than at the date of this Agreement, any Subsidiary listed on Schedule 5.11 hereto and not listed on Schedule 1.01A hereto; provided that such Guaranties provided by, and certain other Obligations under the Loan Documents of, the Subsidiary Guarantors shall be subject to the cap and limitation set out in the Guaranty;

(c) the Obligations and the Guaranties shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each directly owned Subsidiary of the Borrower or any Guarantor and (iii) any promissory notes evidencing the New Pari 1L Refinancing Loan;

(d) the Obligations and the Guaranties shall have been secured by a perfected first priority security interest in, and mortgages on, all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including accounts, inventory, equipment, investment property, contract rights, Intellectual Property and Licenses, other general intangibles, owned (but not leased) real property and proceeds of the foregoing) and all Equity Interests in the Borrower owned by Holdings and all Equity Interests in each directly owned Subsidiary of the Borrower and each Guarantor, in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01;

(f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 or 6.12 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein (if then in effect, subject to the terms of each Intercreditor Agreement), free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request and (iii) such existing surveys, existing abstracts and existing appraisals in the possession of the Borrower and such legal opinions and other documents as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request with respect to any such Mortgaged Property; and

(g) each of Sabre GLBL and its Restricted Subsidiaries subordinate their intercompany claims against each Loan Party and their respective Subsidiaries pursuant to the Intercompany Note.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to (i) Excluded Assets and Excluded Subsidiaries and (ii) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Required Lenders reasonably determine, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Loan Documents and the Legal Reservations, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower and (c) with respect to any Foreign Loan Party, in the case of a conflict between this definition and the Agreed Guaranty and Security Principles, the Agreed Guaranty and Security Principles shall control.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Pledge Agreement, the Foreign Security Documents, the Intellectual Property Security Agreements, any Intercreditor Agreement, the Mortgages, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent (for the benefit of the Secured Parties) and/or the Secured Parties.

“Commitment” means a Term Commitment.

“Commitment Letter” means the Commitment Letter, dated as of May 25, 2023, by and among Sabre GLBL and the other parties thereto.

“Committed Loan Notice” means a written notice of a Borrowing with respect to Term Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Continuing Director” means, at any date, any individual (a) who is a director of Sabre Parent on the Closing Date or (b) whose nomination for election to the board of directors of Sabre Parent is recommended by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Loan Party or that such Loan Party otherwise has the right to license, or granting any right to any Loan Party under any copyright now or hereafter owned by any third party, and all rights of such Loan Party under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Loan Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations of any such copyright in the United States or any other country, including registrations, recordings, and supplemental registrations in the USCO or any foreign equivalent office.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement (including by compromise or scheme of arrangement), receivership, insolvency, reorganization, administration, judicial management or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Ceiling Rate applicable for PIK Interest (whether or not the PIK/Cash Interest Election Period is then in effect) plus (b) 3.00% per annum.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, judicial manager, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deloitte Engagement” has the meaning specified in Section 4.01(f).

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with such country or territory (currently, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time such Disqualified Equity Interests are issued; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Restricted Group” means Sabre Holdings or any Subsidiary thereof (other than Holdings, the Borrower, any Subsidiary Guarantor or any Subsidiary of any Subsidiary Guarantor).

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary of Sabre Holdings that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“Dutch Legal Reservations” means any matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion relating to Dutch law delivered pursuant to the Loan Documents.

“Dutch Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings, formality requirements and/or notifications of or under the Dutch Security Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Dutch Security Documents or to achieve the relevant priority expressed therein.

“Dutch Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Dutch Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Dutch law entered into by any Loan Party.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 11.07(b).

“EMEA and LATAM ROC Agreements” has the meaning specified in the definition of “Intercompany Agreements”.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws (including common law) relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) , but excluding any debt security that is convertible into, or exchangeable for, capital stock prior to such conversion or exchange.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings or the Borrower or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or the Borrower or any of their respective ERISA Affiliates; (g) the requirements of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) apply with respect to a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan, and an event described in subsection.62,.63,.64,.65,.66,.67 or.68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (h) an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA exists, or an application for a minimum funding standard waiver or modification has been filed (including any required installment payments) with respect to a Plan; (i) the failure to make any required contribution to any Plan, Multiemployer Plan or Foreign Plan; (j) the existence of an Unfunded Current Liability with respect to a Plan; (k) the institution of a proceeding pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (l) a liability has been incurred or is likely to be incurred by Holdings or the Borrower or any of their respective ERISA Affiliates with respect to a Plan under Section 4063, 4064, 4069 or 4212 of ERISA or Section 436 of the Code; (m) the occurrence of a “default,” within the meaning of Section 4219(c)(5) of ERISA, with respect to any Plan; or (n) a material liability has been incurred by Holdings or the Borrower or any Subsidiary of Holdings or the Borrower pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Plan.

“Erroneous Payment” shall have the meaning assigned to such term in Section 10.12(a).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 10.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful single currency of the European Union.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the equivalent amount in Dollars of any currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Required Lenders and the Borrower.

“Excluded Assets” means any “Excluded Asset” as defined in each relevant Collateral Document.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C hereto, (b) any Subsidiary that is prohibited by contractual requirements existing on the date hereof or on the date of the formation or acquisition of such Subsidiary (other than contractual requirement entered into by such Subsidiary in contemplation of such acquisition) or applicable Law from guaranteeing the Obligations, and (c) each Unrestricted Subsidiary.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 19, 2013, by and among Sabre GLBL, Sabre Holdings, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the lenders from time to time party thereto, as amended, through the Ninth Term Loan B Refinancing Amendment, dated as of August 15, 2022, and as further amended, amended and restated, or otherwise modified.

“Existing First Lien Obligations” means Indebtedness of Sabre Holdings or any of its Subsidiaries under the Existing Credit Agreement, the 9.250% senior secured notes due 2025, 7.375% senior secured notes due 2025 and the 11.250% senior secured notes due 2027.

“Existing Pari Indebtedness” means any Indebtedness of Sabre Holdings or any of its Subsidiaries in existence as of the Closing Date that is secured by all or any portion of the Collateral (as defined in the Existing Credit Agreement) on a pari passu basis with the Obligations (as defined in the Existing Credit Agreement) and any refinancing thereof.

“Existing Securitization” has the meaning specified in Section 7.16.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three commercial of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of May 25, 2023, by and among Sabre GLBL and the other parties thereto.

“Floor Rate” means, (i) with respect to the all-in interest rate applicable to cash interest rate payments, 11.50% and (ii) with respect to the all-in interest rate applicable to PIK Interest payments, 13.00%.

“Foreign Legal Reservations” means the Australian Legal Reservations, the Luxembourg Legal Reservations, the Singapore Legal Reservations, the UK Legal Reservations, the Swedish Legal Reservations, Dutch Legal Reservations, Icelandic Legal Reservations, Polish Legal Reservations, Uruguayan Legal Reservations, German Legal Reservations and Swedish Legal Reservations, the principle that a Lien purported to be created under the laws of a jurisdiction that is different to the laws of the jurisdiction in which the asset is situated or that govern that asset may not be valid, effective or enforceable and any other matters which are set out as qualifications or reservations (however described) as to matters of law in any relevant legal opinion delivered pursuant to the Loan Documents. To the extent that the jurisdiction of formation or incorporation of any Subsidiary Guarantor that becomes a party to this Agreement after the date hereof, or the governing law of any Loan Document entered into after the date hereof, in each case pursuant to the terms hereof, requires additional local law provisions with respect to this definition, such provisions, set out in any supplement to this Agreement (if any) and agreed by the Administrative Agent (acting at the direction of the Required Lenders), shall be deemed automatically incorporated and shall apply to any Subsidiary Guarantor formed or incorporated in that jurisdiction by reference into this definition.

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Loan Party” means any Loan Party that is not a Domestic Subsidiary.

“Foreign Perfection Requirements” means the Australian Perfection Requirements, the Luxembourg Perfection Requirements, the Singapore Perfection Requirements, the Swedish Perfection Requirements, the UK Perfection Requirements, the Dutch Perfection Requirements, the Icelandic Perfection Requirements, the Polish Perfection Requirements, the Uruguayan Perfection Requirements, the German Perfection Requirements, the Swedish Perfection Requirements and the making or the procuring of any other appropriate registrations, filing, endorsements, notarisation, stampings, formality requirements and/or notifications of or under the Collateral Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Collateral Documents or to achieve the relevant priority expressed therein. To the extent that the jurisdiction of formation or incorporation of any Subsidiary Guarantor that becomes a party to this Agreement after the date hereof, or the governing law of any Loan Document entered into after the date hereof, in each case pursuant to the terms hereof, requires additional local law provisions with respect to this definition, such provisions, set out in any supplement to this Agreement (if any) and agreed by the Administrative Agent (acting at the direction of the Required Lenders), shall be deemed automatically incorporated and shall apply to any Subsidiary Guarantor formed or incorporated in that jurisdiction by reference into this definition.

“Foreign Plan” means any material employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary of a Loan Party with respect to employees employed outside the United States.

“Foreign Reporting Entity” has the meaning specified in the definition of “Individual or Combined Financial Statements”.

“Foreign Security Documents” means one or more security agreements, charges, mortgages or pledges with respect to Collateral of a Foreign Loan Party, including the Australian Security Documents, the Dutch Security Documents, the German Security Documents, the Icelandic Security Documents, the Luxembourg Security Documents, the Polish Security Documents, the Singapore Security Documents, the Swedish Security Documents, the UK Security Documents, and the Uruguayan Security Documents, each in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), that secure Obligations of any Subsidiary Guarantor.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Loan Parties that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Direction Letter” shall mean that certain Funding Authorization Letter, dated the date hereof, by the Borrower directing the Administrative Agent to distribute the proceeds of the Term Loans made on the Closing Date in accordance with the funds flow memorandum attached thereto.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that for purposes of Articles VI and VII (and the terms used therein), with respect to any Person the financial statements of which have been historically prepared in accordance with the generally accepted accounting principles in Australia, Iceland, Poland, Singapore, United Kingdom or any applicable jurisdiction outside the United States of America, GAAP means generally accepted accounting principles in such jurisdiction, as in effect from time to time.

“German Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “German Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by German law entered into by any Loan Party.

“German Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(c) any general principles of law which are set out as qualifications or reservations in any legal opinion relating to German law delivered pursuant to the Loan Documents.

“German Perfection Requirements” means the making or procuring of the appropriate registrations, filings endorsements, notarisations, formality requirements, stampings and/or notifications of the German Security Documents or the Liens or Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the German Security Documents or to achieve the relevant priority expressed therein.

“German Security Property” has the meaning specified in Section 10.15(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(h).

“Group” means Sabre Holdings and each of its Subsidiaries at the applicable time of determination.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligation” has the meaning specified in the Guaranty.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Guaranty” means the guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Icelandic Legal Reservations” means:

(a) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the principle that the competent court in Iceland may refuse the application of a provision of the law of any country otherwise applicable to the Loan Documents, if such application is incompatible with the general principles (ordre public) of Icelandic law;

(c) the time barring of claims under applicable limitation laws (including the Icelandic Limitation of Claims Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence, and similar principles or limitations under the laws of any applicable jurisdiction;

(d) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of Liens over any contract or agreement which is subject to a prohibition on transfer, assignment or charging, or any asset not beneficially owned by the relevant charging company, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence, unreasonableness or similar reason;

(h) similar principles, rights and defences under the laws of any relevant jurisdiction;

(i) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment; and

(j) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion relating to Icelandic law delivered pursuant to the Loan Documents.

“Icelandic Perfection Requirements” means the making or procuring of the appropriate registrations, filings endorsements, formality requirements, stampings and/or notifications of the Icelandic Security Documents or the Liens or Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Icelandic Security Documents or to achieve the relevant priority expressed therein.

“Icelandic Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Icelandic Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Icelandic law entered into by any Loan Party.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time to the extent applicable to the relevant financial statements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any parent of Holdings appearing upon the balance sheet of the Holdings solely by reason of push-down accounting under GAAP shall be excluded. For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (B) in the case of the Loan parties and their Subsidiaries, exclude (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Individual or Combined Financial Statements” means the individual or combined, as applicable, financial statements for the following entities (each such entity, a “Foreign Reporting Entity”): (a) Singapore: (i) Sabre Asia Pacific Pte. Ltd. (4001), (ii) Sabre Technology Holdings Pte. Ltd. (4004) and (iii) Sabre Marketing Pte. Ltd. (4005), (b) Netherlands: Sabre Marketing Nederland B.V. (3017), (c) Australia: (i) Sabre Australia Technologies I Pty Limited (4012) and (ii) Sabre Travel Network (Australia) Pty. Ltd. (4013), (d) United Kingdom: (i) Sabre Global Technologies Limited (3001), (ii) Sabre UK Marketing Ltd. (3023) and (iii) Sabre EMEA Marketing Limited (3025), (e) Poland: Sabre Polska Sp. Z.o.o. (3003), (f) Iceland: Sabre Iceland ehf. (3042) and (g) Uruguay: Sabre Global Services, S.A. (2001).

“Information” has the meaning specified in Section 11.08.

“Initial Subsidiary Guarantor” means each Subsidiary that is listed on Schedule 1.01A.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation, domain names and all additions, improvements and accessions to, all applications, registrations or issuances of any of the foregoing, and books and records describing any of the foregoing, together with all causes of action arising prior to or after the date hereof for infringement of any of the foregoing, or unfair competition claims regarding the same.

“Intellectual Property Security Agreements” has the meaning specified in the U.S. Security Agreement.

“Intercompany Agreements” means, collectively, (a) the Cost Sharing License Agreement, dated as of February 1, 2017, by and among Sabre GLBL, Sabre Global Technologies Limited and Sabre Global Services S.A. (the “Cost Sharing License Agreement”), (b) the Global Distribution Services Subcontracting Agreement, dated as of February 1, 2017, by and among Sabre GLBL, Sabre Global Technologies Limited, Sabre Global Services S.A., and Sabre Asia Pacific Pte. Ltd. (the “APAC ROC”) (the “Global Distribution Services Subcontracting Agreement”), (c) the Cost Sharing Agreement, dated as of February 1, 2017, by and among Sabre GLBL, Sabre Global Technologies Limited and Sabre Global Services S.A. (the “Cost Sharing Agreement” and together with the agreements in subclauses (a) and (b), the “EMEA and LATAM ROC Agreements”), (d) the APAC ROC Agreements and (e) the Additional Agreements.

“Intercompany Loan Agreement” means the Lux Finco – Sabre Service Group Funding and Settlement Agreement dated as of June 1, 2008, by and among Sabre, Inc., Sabre Finco and certain other members of the Group (the “Intercompany Funding and Settlement Agreement”) and any other material agreement pursuant to which one or more members of the Group provide intra-group financing and/or funding to one or more other members of the Group and is designated as an “Intercompany Loan Agreement” by the Administrative Agent and the Borrower.

“Intercompany Note” means an intercompany note substantially in the form attached hereto as Exhibit I, which is substantially in the form of the Intercompany Note (as defined in the Existing Credit Agreement), pursuant to which Sabre GLBL and its Restricted Subsidiaries shall subordinate their intercompany claims against each Loan Party and their respective Subsidiaries to both (a) the obligations owed under the Term Facility and (b) the obligations owed by any Subsidiary of a Loan Party (which is not a Loan Party) to a Loan Party.

“Intercreditor Agreement” means an intercreditor agreement among the Borrower, the other Loan Parties, the Administrative Agent and one or more representatives of holders of any Indebtedness secured by Liens pursuant to Section 7.01(ff) in form and substance satisfactory to the Administrative Agent, the Required Lenders and the Loan Parties, as such intercreditor agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means as to each Loan, the period commencing on the date such Loan is made to the Borrower and ending on the date three months thereafter and each successive three-month anniversary thereof; provided that any Interest Period that would otherwise end on a day that is not a Business Day shall end on the immediately preceding Business Day; provided, further, that if any Loans are pre-funded pursuant to the Pre-Funding Agreement, the initial Interest Period hereunder shall include the first date on which any such Loans are pre-funded and end on the date otherwise specified above.

“Intra-Group Lending Intercreditor Provisions” means the provisions specified in Schedule 1.01E.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, (x) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (y) accounts receivable, credit and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

For purposes of Section 7.02, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer. In addition, “Investments” shall also include Guarantees for the purposes of covenant compliance, the amount of any such Investment in respect of any such Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IRS” means the United States Internal Revenue Service.

“joint venture” or “Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity. For the avoidance of doubt, a joint venture may be a Subsidiary and is not wholly-owned directly or indirectly by Sabre Holdings.

“Judgment Currency” has the meaning specified in Section 11.20.

“Junior Financing” has the meaning specified in Section 7.11(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Reservations” means (a) with respect to the Foreign Loan Parties, the Foreign Legal Reservations; (b) with respect to the other Loan Parties, (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties; and (c) with respect to all Loan Parties, the principle that a Lien purported to be created under the laws of a jurisdiction that is different to the laws of the jurisdiction in which the asset is situated or that govern that asset may not be valid, effective or enforceable and any other matters which are set out as qualifications or reservations (however described) as to matters of law in any relevant legal opinion delivered pursuant to the Loan Documents.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“License” means any Patent License, Trademark License, Copyright License or other intellectual property license or sublicense agreement to which any Loan Party is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) or any other agreement or arrangement having a similar effect including any “security interest” as defined in sections 12(1) or (2) of the PPSA but does not include any “security interest” as defined in section 12(3) of the PPSA that does not, in substance, secure the performance or payment of an obligation; provided that in no event shall an operating lease be deemed a Lien.

“Liquidity” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of Lux Parent, the Polish Loan Parties and their respective Subsidiaries, on a consolidated basis, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Lux Parent, the Polish Loan Parties and their respective Subsidiaries as of such date.

“Liquidity Covenant” means the covenant set forth in Article VIII.

“Loan” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Term Notes, (iv) the Guaranty, (v) the Collateral Documents, (vi) the Administrative Agent Fee Letter, (vii) the Funding Direction Letter and (viii) on and after the execution and delivery thereof, each Intercreditor Agreement, and any amendments to, and/or amendments and restatements of, any of the foregoing and any other document designated as such by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) the Subsidiary Guarantors.

“Lux Parent” means Sabre Holdings (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg being registered with the RCS under number B125399 and identified internally by Sabre GLBL as of the Closing Date by number (3030).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Loan Parties” means the Lux Parent, Sabre AS, Sabre Finance and Sabre International.

“Luxembourg Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, court protection, liquidation, court schemes, moratoria, administration, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the applicable laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

(d)	any general principles of law which are set out as qualifications or reservations in any legal opinion relating to Luxembourg law delivered pursuant to the Loan Documents;

(e)	Luxembourg tax may be withheld pursuant to the Luxembourg law of 23 December 2005, as amended, on the taxation of interest income received by individuals resident in Luxembourg; and

(f)

Luxembourg registration duties may become due in case one of the Loan Documents is voluntarily registered or in case one Loan Documents (i) is appended to a document (annexé à un acte) that must itself be legally registered or deposited in the minutes of a notary (déposé au rang des minutes d’un notaire); or (ii) must be legally registered within a certain deadline (délai de rigueur) and is used (directly or by way of reference) (a) in legal proceedings before Luxembourg courts, (b) before a Luxembourg notary or a Luxembourg bailiff or (c) in another public act (acte public).

“Luxembourg Perfection Requirements” means the making or procuring of the appropriate registrations, filings endorsements, notarisations, formality requirements, stampings and/or notifications of the Luxembourg Security Documents or the Liens or Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Luxembourg Security Documents or to achieve the relevant priority expressed therein.

“Luxembourg Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Luxembourg Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Luxembourg law entered into by any Loan Party.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a circumstance or condition affecting the business, operations, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Loan Parties (taken as a whole) to perform their respective obligations under any Loan Document to which any of the Loan Parties is a party or (b) the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Asset” means any asset or property (including, for the avoidance of doubt, any intellectual property or intangible property) owned by or licensed to any Subsidiary Guarantor or any Subsidiary thereof that is material to the continued operation of the business of such Subsidiary Guarantor or any Subsidiary thereof, exclusive of cash or Cash Equivalents; provided that, (i) any assets or property (other than cash or Cash Equivalents) with a Fair Market Value of $2,000,000 or greater (as determined by the Borrower in good faith) shall be deemed a Material Asset and (ii) any asset or property which itself would not constitute a Material Asset but if transferred with other properties or assets in a series of related transactions would, collectively, constitute Material Assets (other than by virtue of the immediately preceding clause (i)) shall constitute a Material Asset if so transferred (or so proposed to be transferred) with such other properties or assets.

“Material Real Property” means any fee-owned parcel of real property (including fixtures) located in the United States owned by any Subsidiary Guarantor (x) that is not located in a “special flood hazard zone” and (y) with a Fair Market Value in excess of $1,000,000 (on the Closing Date or at time of acquisition, or in the case of an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary and becomes a Loan Party, at the time of designation).

“Maturity Date” means December 15, 2028.

“Maximum Rate” has the meaning specified in Section 11.10.

“Minimum Closing Amount” means $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecations and mortgages made by the Loan Parties in favor or for the benefit of the Administrative agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and any other mortgages executed and delivered pursuant to Section 6.11 and 6.12.

“Mortgage Policies” has the meaning specified in Section 6.12(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the period since December 31, 2001, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by a Loan Party or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of a Loan Party or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by a Loan Party or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Loan Party or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by a Loan Party or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Loan Party or any Restricted Subsidiary in any such Disposition and (ii) the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E) above; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $12,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by a Loan Party or any Restricted Subsidiary or any Permitted Equity Issuance by a Loan Party or any direct or indirect parent of the Borrower, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Loan Party or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“New Pari 1L Refinancing Facility” means the senior secured term loan facility, dated as of the date hereof, among Sabre GLBL, as borrower, Wilmington Trust National Association, as administrative agent and collateral agent, and the Borrower, in its capacity as lender thereunder.

“New Pari 1L Refinancing Loans” means the term loans made to Sabre GLBL pursuant to the New Pari 1L Refinancing Facility.

“New Pari 1L Refinancing Note” means the promissory note made by Sabre GLBL evidencing the New Pari 1L Refinancing Facility.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of the Loan Parties that is not a Loan Party.

“Non-US Component” means the portion of a U.S. Business Unit that is not owned or primarily used by the Domestic Restricted Group.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or any other obligation under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, premiums (including the Prepayment Premium, if any) and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, premiums (including the Prepayment Premium, if any) and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, premiums (including the Prepayment Premium), expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of any Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Department of the Treasury (31 CFR Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto.

“Omnibus Agreement” has the meaning specified in Section 4.01(e).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(h).

“Outstanding Amount” means with respect to the Term Loans on any date, the amount thereof in Dollars after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 11.07(e).

“Participant Register” has the meaning specified in Section 11.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, is in existence, or granting to any Loan Party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Loan Party under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Loan Party: (a) all letters Patent of the United States or the equivalent thereof in any other country in or to which any Loan Party now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the USPTO or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Recipient” shall have the meaning assigned to such term in Section 10.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any of their respective ERISA Affiliates or to which Holdings, the Borrower or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since December 31, 2001.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) and (e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Permitted Refinancing), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), (i) at the time thereof, no Event of Default shall have occurred and be continuing and (ii) such Indebtedness if guaranteed, shall only be guaranteed by the same obligors and if secured, shall only be secured by the same assets as the Indebtedness being refinanced and (d) (i) (x) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (y) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured by a junior Lien on the Collateral, such modification, refinancing, refunding, renewal or extension is unsecured or remains secured by a junior Lien on the Collateral and (z) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension remains unsecured, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and not Guaranteed by any Person other than any Person that has guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Tax Restructurings” shall mean any reorganizations and other activities related to tax planning and tax reorganization entered into on or after the Closing Date so long as such reorganization and/or activities do not impair in any material respect the guaranty or the security interests in favor of, and is not otherwise materially adverse to, in each case, the Lenders in their capacity as such (as determined by the Borrower in good faith), provided that such reorganization has been approved by the Required Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK/Cash Interest Election” means a written request by the Borrower substantially in the form of Exhibit K delivered in accordance with Section 2.08(c), for the interest accruing on the portion of the Loans specified therein (which portions shall be 25%, 50%, 75%, or 100% of the total interest payment) to be payable as cash interest on the then next succeeding Interest Payment Date.

“PIK/Cash Interest Election Period” means the period beginning on the Closing Date through and including the last Interest Payment Date occurring on or prior to December 31, 2025.

“PIK Interest” shall have the meaning assigned to such term in Section 2.08(c).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Pledged Debt” has the meaning specified in the U.S. Security Agreement.

“Pledged Equity” has the meaning specified in the U.S. Security Agreement.

“Polish Loan Party” means any Loan Party organized under Polish law.

“Polish Legal Reservations” means:

(a) the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b) claims may become barred under applicable statutes of limitation or may be or may become subject to defences of set-off or counterclaim, depending on the relevant facts;

(c) the law of any other jurisdiction will not apply in the Republic of Poland if its application would have any effect which is contrary to the basic principles of legal order in the Republic of Poland;

(d) similar principles, rights and defences under the laws affecting the Loan Parties; and

(e) any other matters which are customarily set out as qualifications or reservations as to matters of law of general application in Polish law legal opinions from reputable law firms delivered in connection with this type of financing.

“Polish Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings, formality requirements and/or notifications of or under the Polish Security Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Polish Security Documents or to achieve the relevant priority expressed therein.

“Polish Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Polish Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Polish law entered into by any Loan Party.

“Polish Submission to Enforcement” means the statement of a Polish Loan Party, in each case for the benefit of the Administrative Agent, on voluntary submission to enforcement pursuant to Article 777 § 1 item 5 of the Civil Procedure Code in a form of notarial deed in the form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Post-Closing Guarantor” has the meaning specified in Section 4.01(a)(vi).

“Post-Closing Jurisdiction” means the Netherlands, Iceland, Poland and Uruguay.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“PPSA” means the Personal Property Securities Act 2009 of the Commonwealth of Australia and any regulations made at any time under that Act.

“Pre-Funding Agreement” has the meaning specified in Section 4.01(d).

“Prepayment Premium” means, in connection with any voluntary prepayment or any repayment as a result of an acceleration (but not any mandatory prepayment other than a prepayment under Section 2.05(b)(iii) or Section 2.05(b)(iv)), a premium on the Loans that are subject to such event as set forth below opposite the relevant period:

Period	Prepayment Premium:

On or prior to the 2nd anniversary of the Closing Date	Applicable Make-Whole Amount (calculated assuming that all future interest payments are payable in-kind during the PIK/Cash Interest Election Period)

After the 2nd anniversary of the Closing Date and on or prior to the 3rd anniversary of the Closing Date	25% of the applicable per annum interest rate at such time, calculated as set forth in Section 2.08 and assuming that all interest payments are payable in-kind during the PIK/Cash Interest Election Period

Thereafter:	Par

For the avoidance of doubt, the Administrative Agent shall not have any duty or obligation to calculate the Prepayment Premium.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the Interest on such Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an applicable interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such option rate chosen as the Borrower or Restricted Subsidiary may designate.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning specified in Section 6.01(c).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means the Qualified Securitization Financing (as defined in the Existing Credit Agreement) in an aggregate principal amount not to exceed $200,000,000 (or any Permitted Refinancing (as defined in the Existing Credit Agreement) thereof).

“RCS” means the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral.

“Reference Indebtedness” means any Indebtedness (other than the Indebtedness under this Agreement and the New Pari 1L Refinancing Loan or any securitization facility or special purpose financing of any joint venture) of Sabre GLBL and any of its Affiliates that is secured.

“Reference Rate” means, with respect to any Interest Period, the rate per annum calculated by taking the average for the last 20 trading days prior to the RR Calculation Date for such Interest Period (such 20 day period, the “RR Calculation Period”), of the highest yield to maturity (based on the trading prices of such Reference Indebtedness) out of all outstanding series of Reference Indebtedness as of each such trading day. The Reference Rate shall be determined by the Administrative Agent in accordance with the Reference Rate Determination Procedures, and promptly notified to the Borrower and the Lenders in writing (the “RR Calculation Notice”); provided that the Reference Rate for (x) the first Interest Period ending after the Closing Date or (y) when there is no outstanding Reference Indebtedness for such Interest Period, shall be deemed to be 13.00% per annum; provided, further, that (x) for any Interest Period in respect of which the Borrower or the Required Lenders have not received an RR Calculation Notice from the Administrative Agent prior to the start of such Interest Period, other than because there is no outstanding Reference Indebtedness, it is agreed that the Reference Rate for the prior Interest Period shall continue for such Interest Period and (y) if, with respect to any Interest Period, the Administrative Agent has received a written notice from the Required Lenders, not later than the start of such Interest Period, objecting to the Administrative Agent’s calculation of the Reference Rate for such Interest Period (unless such written objection of the Required Lenders is withdrawn in writing to the Administrative Agent on or prior to the start of such Interest Period), it is agreed that the Reference Rate for the prior Interest Period shall continue for such Interest Period.

“Reference Rate Determination Procedures” means the procedures set forth on Schedule 1.01D.

“Reference Rate Calculation Spreadsheet” has the meaning on Schedule 1.01D.

“Register” has the meaning specified in Section 11.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Indemnified Person” means, with respect to an Indemnitee, (i) any controlling person or controlled affiliate of such Indemnitee, (ii) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (iii) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Agreement.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, as to which, except for an event described in subsections.21,.24, and .26 of such regulations, the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Loan Parties or any Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of a Loan Party other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“RR Calculation Date” has the meaning on Schedule 1.01D.

“RR Calculation Period” has the meaning specified in the definition of Reference Rate.

“Sabre AS” means Sabre AS (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number 170188.

“Sabre Finance” means Sabre Finance (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number B125397.

“Sabre GLBL” means Sabre GLBL, Inc., a Delaware corporation.

“Sabre Holdings” means Sabre Holdings Corporation, a Delaware corporation.

“Sabre International” means Sabre International (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under number B125396.

“Sabre Parent” means Sabre Corporation, a Delaware corporation.

“Sanction(s)” means any financial or economic sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union and member states thereof or the United Kingdom and the respective government institutions of any of the foregoing, including, without limitation, His Majesty’s Treasury (“HMT”) (together, the “Sanctions Authorities”).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means with respect to disbursements and payments, immediately available funds.

“Scheduled Dispositions” has the meaning specified in Section 7.05(j).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) in the case of Holdings and the Borrower, all Obligations at any time due, owing or incurred by each of the Loan Parties to any Secured Party under the Loan Documents and (b) in the case of the Subsidiary Guarantors, the Subsidiary Guarantor Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.02 and any Receiver.

“Secured Party Claim” means, in relation to a Loan Party, all amounts which that Loan Party owes to each Secured Party under or in connection with the Loan Documents.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” has the meaning set forth in the Existing Credit Agreement as of the date hereof.

“Securitization Fees” has the meaning set forth in the Existing Credit Agreement as of the date hereof.

“Securitization Financing” has the meaning set forth in the Existing Credit Agreement as of the date hereof.

“Securitization Repurchase Obligation” has the meaning set forth in the Existing Credit Agreement as of the date hereof.

“Securitization Subsidiary” has the meaning set forth in the Existing Credit Agreement as of the date hereof.

“Security Jurisdictions” means Australia, Luxembourg, Singapore, United Kingdom, Netherlands, Iceland, Poland and Uruguay or any other jurisdiction agreed by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders), including without limitation in connection with any Subsidiary not incorporated in an existing Security Jurisdiction becoming a Subsidiary Guarantor pursuant to Section 6.20.

“Singapore” means the Republic of Singapore.

“Singapore Entities” means Sabre Marketing Pte. Ltd. (UEN 199006272C), Sabre Technology Holdings Pte. Ltd. (UEN 201525930H) and Sabre Asia Pacific Pte. Ltd. (UEN 199707985K), each a company incorporated under the laws of Singapore.

“Singapore Legal Reservations” means

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Singapore Limitation Acts and defences of set-off or counterclaim;

(c) the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d) similar principles, rights and remedies under the laws of any relevant jurisdiction; and

(e) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion relating to Singapore law delivered pursuant to the Loan Documents.

“Singapore Limitation Acts” means the Limitation Act 1959 of Singapore and the Foreign Limitation Periods Act 2012 of Singapore.

“Singapore Perfection Requirements” means the making or the procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Singapore Security Document (and/or any Collateral created under it) necessary for the validity, enforceability (as against the relevant Loan Party or any relevant third party) and/or perfection of that Singapore Security Document.

“Singapore Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Singapore Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Singapore law entered into by any Loan Party.

“Solvent” and “Solvency” mean, (x) with respect to any Person (other than a Foreign Subsidiary) on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts and (y) with respect to a Foreign Subsidiary, mean (i) the fair value of the assets of such Foreign Subsidiary on an individual basis, at a fair valuation, is greater than the total amount of the debts and liabilities, direct, subordinated, contingent or otherwise, of such Foreign Subsidiary on an individual basis, (ii) the present fair saleable value of the property of such Foreign Subsidiary on an individual basis is not less than the amount that will be required to pay the probable liability of such Foreign Subsidiary on an individual basis on debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Foreign Subsidiary does not intend to, and does not believe that it will, incur debts and liabilities beyond such Foreign Subsidiary’s ability on an individual basis to pay such debts and liabilities, as such debts and liabilities become absolute and matured; (iv) such Foreign Subsidiary on an individual basis does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) such Foreign Subsidiary is “solvent” or is not “insolvent” or “unable to pay its debts” within the meaning given to that term and similar terms under Laws applicable to such Foreign Subsidiary relating to bankruptcy and insolvency, fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. Other than for the purposes of (y)(v), the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability (including by taking into account any prospective and contingent liabilities). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 11.07(h).

“Specified Subsidiary” means, at any date of determination, each Restricted Subsidiary of a Loan Party (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Loan Parties and their Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Loan Parties and their Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, or any other event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Standard Securitization Undertakings” means customary representations, warranties, covenants and indemnities entered into by the Loan Parties or any Subsidiary of the Loan Parties in a Securitization Financing.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Subsidiary Guarantor” means the Initial Subsidiary Guarantors and each other Subsidiary of Sabre GLBL and/or a Loan Party which becomes a Guarantor pursuant to the Collateral and Guarantee Requirement.

“Subsidiary Guarantor Secured Obligations” means all Obligations at any time due, owing or incurred by each of the Subsidiary Guarantors to any Secured Party in respect of the Guarantees granted by the Subsidiary Guarantors under the Guaranty (the liability in respect of which Obligations is, for the avoidance of doubt, subject to the cap and limitation set out in Section 2.13 of the Guaranty).

“Supplemental Administrative Agent” has the meaning specified in Section 10.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Legal Reservations” means, only insofar as it relates to any Collateral Agreement governed by the laws of Sweden:

(a) the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Swedish Act on Limitations (Sw. Preskriptionslag (1981:130)) and defences of set-off or counterclaim;

(c) similar principles, rights and defences under the laws affecting the Loan Parties; and

(d) any other matters which are customarily set out as qualifications or reservations as to matters of law of general application in Swedish law legal opinions from reputable law firms delivered in connection with this type of financing.

“Swedish Perfection Requirements” means the making or procuring of the appropriate delivery, endorsement and notification necessary in in order to perfect the security granted pursuant to any Collateral Document governed by the laws of Sweden.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Commitment” means Commitment to fund Term Loans pursuant to Section 2.01.

“Term Facility” means the Term Loans and the Term Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time

“Term Loans” means term loans funded pursuant to Section 2.01 and term loans funded pursuant to any Term Commitment Increase, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” means $2,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Secured Obligations” means all Obligations at any time due, owing or incurred by each of the Loan Parties to any Secured Party under the Loan Documents.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any trademark now or hereafter owned by any third party, and all rights of any Loan Party under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names, or other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Loan Party and (b) all goodwill connected with the use of and symbolized thereby.

“Transaction” means, collectively, (a) the funding of the Term Loans on the Closing Date, (b) the execution of and funding under the New Pari 1L Refinancing Loan, (c) the use by Sabre GLBL of 100% of the net proceeds of the New Pari 1L Refinancing Loan to repurchase (through one or more tender offers, in the open market, in privately negotiated transactions, redemption or otherwise) on the Closing Date, the 9.250% Senior Secured Notes due 2025, 7.375% Senior Secured Notes due 2025, 11.250% Senior Secured Notes due 2027 and/or outstanding term loans under the Existing Credit Agreement, each previously issued (or, in the case of term loans, borrowed) by Sabre GLBL, together with all accrued interest required to be paid in connection with such repurchases (collectively, the “Existing Debt Repurchase”), (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Rate” means, as of any date of an applicable prepayment or repayment of the Loans, the yield to maturity, as of such date, interpolated on a straight-line basis between United States Treasury securities with constant maturities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if the period from such redemption date to the First Call Date is less than one year, the weekly average yield on one year constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) shall be used for such interpolation in lieu of the yield to maturity of United States Treasury securities with a constant maturity.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Legal Reservations” means:

(a) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws (including the UK Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence, and similar principles or limitations under the laws of any applicable jurisdiction;

(c) the principle that in certain circumstances Liens granted by way of fixed charge may be recharacterised as a floating charge or that Liens purported to be constituted as an assignment may be recharacterised as a charge;

(d) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of Liens over any contract or agreement which is subject to a prohibition on transfer, assignment or charging, or any asset not beneficially owned by the relevant charging company, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(h) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(i) similar principles, rights and defences under the laws of any relevant jurisdiction;

(j) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment; and

(k) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion relating to English law delivered pursuant to the Loan Documents.

“UK Limitation Acts” means the Limitation Act 1980 (UK) and the Foreign Limitation Periods Act 1984 (UK).

“UK Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings, formality requirements and/or notifications of or under the UK Security Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the UK Security Documents or to achieve the relevant priority expressed therein.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “UK Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by English law entered into by any Loan Party.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of Sabre Holdings as of March 31, 2023, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for Sabre Holdings for the fiscal quarter ended March 31, 2023.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the value of the Accumulated Benefit Obligation under the Pension Plan exceeds the fair market value of plan assets, as such terms are defined and determined in accordance with Financial Accounting Standards Board Statement No. 87.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Subsidiary of a Loan Party listed on Schedule 1.01B and (ii) any Subsidiary of a Loan Party that is a joint venture designated by the board of directors of the Borrower (or any other applicable Loan Party or Subsidiary thereof) as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof; provided that, any Unrestricted Subsidiary does not, as of the Closing Date (or at the time of designation or creation, if thereafter) and at any time afterwards shall not, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lenders or holders of such Indebtedness have recourse to any of the assets of Sabre GLBL or its Subsidiaries (that are not Unrestricted Subsidiaries).

“Uruguayan Legal Reservations” means:

(a) the limitation of enforcement by laws relating to bankruptcy, concurso de acreedores, intervention, reorganization, moratorium, liquidation, insolvency and other similar laws affecting the enforcement of creditors’ rights in general;

(b) conflict with principles of public order of Uruguay;

(c) the principle that any legal proceedings brought in the courts of Uruguay, should comply with (i) an official Spanish translation of the documents required in such proceedings, (ii) any Opinion Document executed outside of Uruguay must be authenticated by a Uruguayan Consul or pursuant to the 1961 Hague Convention on the Legalization of Documents and (iii) court fees and a 1% (one percent) tax (“Impuesto a las Ejecuciones”) of the claimed amount shall be due in the event of judicial enforcement in Uruguay;

(d) the principle that service of any writs, processes or summaries in connection with actions in the courts of Uruguay will have to be in compliance with the civil procedure rules of Uruguay; and

(e) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion relating to Uruguayan law delivered pursuant to the Loan Documents.

“Uruguayan Perfection Requirements” means the making or the procuring of the appropriate notarization, endorsements, registrations, filings, formality requirements and/or notifications of or under the Uruguayan Security Documents and/or the Liens created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Liens or the Uruguayan Security Documents or to achieve the relevant priority expressed therein.

“Uruguayan Security Documents” means the security agreements set forth on Schedule 1.09 under the heading “Uruguayan Security Agreements”, which agreements shall be granted in accordance with the Agreed Guaranty and Security Principles as may be amended, restated, supplemented, or otherwise modified from time to time, and any other security agreement, pledge agreement or similar document governed by Uruguayan law delivered by any Loan Party.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Business Unit” means assets or a business unit of Sabre Holdings or its subsidiaries that is primarily owned by or used in the business of the Domestic Restricted Group.

“USCO” means the United States Copyright Office.

“U.S. Lender” has the meaning specified in Section 3.01(e).

“U.S. Pledge Agreement” means the Pledge and Security Agreement dated as of the date hereof among the Subsidiary Guarantors and the Administrative Agent.

“U.S. Security Agreement” means, collectively, the Pledge and Security Agreement executed by Holdings, the Borrower and the Administrative Agent, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“USPTO” means the United States Patent and Trademark Office.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of Holdings, the Borrower or an ERISA Affiliate as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(vi) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(vii) A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(f) Any reference to an action that is permitted pursuant to the terms of the Loan Documents shall be deemed to include any action that is not prohibited pursuant to the terms of the Loan Documents.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Liquidity Covenant and Guarantor Coverage Test shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825, “Financial Instruments,” or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.04. Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, joinders, accessions and other modifications thereto (in each case, however fundamental and whether or not more onerous or involving any change in or addition to the parties to any agreement or document), but only to the extent that such amendments, restatements, extensions, supplements, joinders, accessions and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight savings or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally.(a) Any amount specified in this Agreement (other than in Articles II, X and XI or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined in accordance with the definition of Exchange Rate. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in Holdings’ annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

SECTION 1.09. Agreed Guaranty and Security Principles. Save as otherwise agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, the Collateral Documents, the Guaranty and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any Foreign Subsidiary shall be granted in accordance with, and subject to, the Agreed Guaranty and Security Principles set forth in Schedule 1.09 and each of the Secured Parties acknowledges and agrees to the cap and limitation set out in the Guaranty.

SECTION 1.10. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (or any component of any of the foregoing) or the effect of any of the foregoing. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.11. Australian Loan Parties

Unless the context requires otherwise, in each Loan Document:

(a) When used in relation to any Loan Party incorporated or organized under the laws of Australia, a reference to:

(A) Debtor Relief Law shall include, without limitation, any proceedings in relation to Chapter 5 and Part 5C.9 of the Corporations Act;

(B) a receiver shall include a controller and a receiver and manager shall include a managing controller, each as defined in the Corporations Act (and a reference to receivership shall have a corresponding meaning);

(C) a person being unable, or admitting inability, to pay its debts as they become due includes such person being, or being presumed or deemed under applicable law to be, insolvent, or suspending making payment on its debts, or by reason of actual or anticipated insolvency, commencing negotiations with one or more of its creditors (excluding any Lender) with a view to rescheduling its Indebtedness;

(D) a person becoming insolvent includes being insolvent within the meaning of section 95A of the Corporations Act; and

(b) articles of incorporation or by-laws includes certificates of incorporation and constitutional documents;

(A) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;

(B) an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation;

(C) in relation to any reporting for the Group for accounting purposes, includes an entity that it is required to consolidate under applicable GAAP; and

(D) includes an entity that is a Subsidiary of another entity if controlled by that other entity for the purposes of section 50AA of the Corporations Act.

SECTION 1.12. Luxembourg Terms.

In each Loan Document, where it relates to a Person (i) incorporated, (ii) established, (iii) constituted, (iv) formed, (v) registered or (vi) having its Centre of Main Interest in Luxembourg, a reference to:

(a) director, manager or officer, includes a gérant or an administrateur;

(b) an administration, liquidation, insolvency or dissolution, administration or reorganisation, composition, compromise, assignment or arrangement includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(c) an agent includes, without limitation, a mandataire;

(e) a liquidator, receiver, administrator or similar officer includes, without any limitation, any:

(i) juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg act of 10 August 1915 on commercial companies as amended;

(ii) liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(iii) juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(iv) commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive of the Luxembourg Commercial Code;

(v) juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

(vi) séquestre.

(f) a person being unable to pay its debts or a person admitting inability to pay its debts includes that person being a state of cessation de paiement;

(h) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(j) a Lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security;

(k) a guaranty or guarantee includes any guarantee which is independent from the debt to which it relates;

(l) gross negligence means faute lourde; and

(m) willful misconduct means dol.

SECTION 1.13. Polish Loan Parties

(a) In each Loan Document where it relates to a Polish Loan Party, a reference to:

(A) Polish Act on Registered Pledges means the Polish Act on Registered Pledges and the Pledge Register dated 6 December 1996, as amended;

(B) Polish Bankruptcy Law means the Polish Bankruptcy Law dated 28 February 2003, as amended;

(C) Polish Civil Code means the Polish Civil Code dated 23 April 1964, as amended;

(D) Polish Civil Procedure Code means the Polish Civil Procedure Code dated 17 November 1964, as amended;

(E) Polish Commercial Companies Code means the Polish Commercial Companies Code dated 15 September 2000, as amended; and

(F) Polish Restructuring Law means the Polish Restructuring Law dated 15 May 2015, as amended.

(b) In each Loan Document, where it relates to a Polish Loan Party, a reference to:

(A) an agent includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a person;

(B) a composition, compromise, assignment, reorganisation or similar arrangement with any creditor includes a układ concluded or approved during insolvency proceedings under Polish Bankruptcy Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law. This also includes a partial composition (układ częściowy);

(C) a compulsory manager, receiver or administrator includes a tymczasowy nadzorca sądowy, tymczasawy zarządca, nadzorca, nadzorca sądowy, nadzorca układu, syndyk or zarządca, as defined in Polish Bankruptcy Law or Polish Restructuring Law. This also includes zarządca appointed under the Act on Registered Pledges or the Polish Civil Procedure Code and a kurator sądowy appointed under the Polish Civil Code;

(D) a dissolution includes a rozwiązanie spółki in accordance with the Polish Commercial Companies Code;

(E) a liquidator includes a likwidator appointed under the Polish Commercial Companies Code;

(F) a moratorium includes a odroczenie spłaty zobowiązań pieniężnych;

(G) a Lien, security or security interest includes any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew praw na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej); and

(H) a winding up includes a declaration of bankruptcy.

SECTION 1.14. Icelandic Loan Parties

(a) In this Agreement, a reference to:

(A) Icelandic Bankruptcy Act means the Icelandic Act on Bankruptcy etc., no. 21/1991 (lög um gjaldþrotaskipti o.fl.), as amended;

(b) When used in relation to any Loan Party organized under the laws of Iceland, a reference to:

(A) a liquidation includes a gjaldþrotaskipti, as defined in the Icelandic Bankruptcy Act or other similar laws;

(B) a composition includes a nauðasamningur, as defined in the Icelandic Bankruptcy Act or other similar laws;

(C) a reorganization includes a greiðslustöðvun, as defined in the Icelandic Bankruptcy Act or other similar laws;

(D) a liquidator includes a skiptastjóri appointed under the Icelandic Bankruptcy Act;

(E) a debtor’s assistant includes a aðstoðarmaður í greiðslustöðvun appointed under the Icelandic Bankruptcy Act; and

(F) a composition agent includes a umsjónarmaður með nauðasamningsumleitunum appointed under the Icelandic Bankruptcy Act.

SECTION 1.15. Dutch Loan Parties

When used in relation to any Loan Party organized under the laws of the Netherlands, a reference to:

(a) a Lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(b) a winding-up, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(c) a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(d) any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(e) a liquidator includes a curator or a beoogd curator; and

(f) an administrator includes a bewindvoerder or a beoogd bewindvoerder.

SECTION 1.16. Reference Rate Calculations.

(a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the Reference Rate Calculation Spreadsheet or the administration, submission, calculation, determination or any other matter related to the Reference Rate (including, for the avoidance of doubt, (i) whether the Reference Rate Calculation Spreadsheet accurately calculates the Reference Rate or any component thereof, (ii) whether the information in the Reference Rate Calculation Spreadsheet derived from Bloomberg or any other information service is accurate or accurately reflects the information needed to determine the Reference Rate or (iii) whether any defects or deficiencies exist in the Reference Rate Calculation Spreadsheet or in the components thereof, or in any calculations or determination made pursuant thereto), it being agreed that the only duty and responsibility of the Administrative Agent with respect to the Reference Rate is to perform the Reference Rate Determination Procedures in accordance with the definition thereof. The Administrative Agent shall have no duty or obligation to independently verify any determination of the Reference Rate made pursuant to the Reference Rate Calculation Spreadsheet or the accuracy thereof (or of any component thereof). The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of the Reference Rate Determination Procedures or to obtain the Reference Rate in connection therewith as a result of (i) any defect, deficiency or malfunction with respect to the Reference Rate Calculation Spreadsheet, (ii) any failure of the Reference Rate Calculation Spreadsheet to generate (or properly generate) the Reference Rate after the Reference Rate Determination Procedures have been performed, (iii) any failure of Bloomberg or any other applicable information service to publish any of the information included in the Reference Rate Calculation Spreadsheet (including with respect to any Reference Indebtedness that is no longer outstanding or whose trading activity is no longer published by Bloomberg or such other information service) or (iv) any inability, delay, error or inaccuracy on the part of the Required Lenders or the Borrower in providing any direction, instruction, notice or information reasonably requested by the Administrative Agent in connection with the Administrative Agent’s performance of the Reference Rate Determination Procedures. The Administrative Agent may conclusively assume that the Reference Rate Calculation Spreadsheet contains all of the Reference Rate Indebtedness, and shall have no duty or obligation to monitor, determine, inquire into or verify whether (i) any Reference Rate Indebtedness included in the Reference Rate Calculation Spreadsheet has been refinanced, replaced, reduced, modified, restructured, paid off, terminated or should otherwise be removed from the Reference Rate Calculation Spreadsheet, (ii) Bloomberg or any other applicable information service has ceased or suspended publishing for any period the trading price of any Reference Indebtedness or (iii) any new or additional Reference Rate Indebtedness has been incurred or assumed by Sabre GLBL and any of its Affiliates, and whether any such Indebtedness should be included in the Reference Rate Calculation Spreadsheet (each of clauses (i) through (iii) being referred to herein as an “RR Calculation Modification Event”); provided, that if the Borrower or any of the Lenders notifies the Administrative Agent in writing that an RR Calculation Modification Event has occurred, the Administrative Agent shall promptly notify the Borrower and the other Lenders thereof (in the case of a notice received from a Lender) or the Lenders (in the case of a notice received from the Borrower), and the Borrower and the Required Lenders shall work in good faith to modify the Reference Rate Calculation Spreadsheet to account for such RR Calculation Modification Event (it being agreed that any such modification shall only be effective if it is administratively feasible as determined by the Administrative Agent); provided, further, that until a modified Reference Rate Calculation Spreadsheet has been agreed to in accordance with the immediately preceding proviso, the then existing Reference Rate Calculation Sheet shall continue to apply.

(b) The Loan Parties and the Lenders hereby acknowledge and agrees that (i) the Administrative Agent and its Related Parties shall not have any liability to any Lender, Loan Party or any other Person arising from, out of, or in connection with the Reference Rate, the determination thereof or any actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection therewith, except in each case to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment; provided, that any action taken (or not taken) by the Administrative Agent in accordance with the instructions or directions of the Required Lenders, or in accordance with the Reference Rate Determination Procedures, shall not constitute gross negligence or willful misconduct and (v) agrees that the protections, exculpations, indemnities and expense reimbursements set forth in Article X (including Section 10.07) and Section 11.05 shall apply to any and all actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection with the Reference Rate, the determination thereof or any actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection therewith.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans. Subject to, and in accordance with, the terms and conditions set forth in this Agreement, each Lender severally agrees to make to the Borrower a single term loan on the Closing Date denominated in Dollars in a principal amount equal to such Lender’s Term Commitment (or, if the principal amount borrowed on the Closing Date is less than the Aggregate Commitments, such Lender’s Pro Rata Share of such borrowing). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Borrowings.

(a) Each Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the requested date of such Borrowing; provided that, for the Borrowing on the Closing Date, the Committed Loan Notice may be delivered to the Administrative Agent one (1) Business Day before the requested date of pre-funding of such Borrowing (or if there is no -pre-funding, the Closing Date). Each Borrowing of Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof and, in the case of a Borrowing on the Closing Date, in a principal amount at least equal to the Minimum Closing Amount. Each Committed Loan Notice shall specify:

(i) the requested date of the Borrowing (which shall be a Business Day),

(ii) the principal amount of Loans to be borrowed, and

(iii) unless accompanied by a Funding Direction Letter, the wiring instructions of the account of the Borrower to which the proceeds of such Borrowing are to be disbursed.

All Borrowings shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans. In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds to the Administrative Agent’s Account not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice (or, in a case of a pre-funding prior to the Closing Date, 4:00 p.m.). Upon satisfaction of the applicable conditions set forth in Section 4.02 (and if such Borrowing is the initial Borrowing on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the Borrower specified in the applicable Committed Loan Notice.

(c) [Reserved]

(d) The Administrative Agent shall notify the Borrower and the Lenders of the Reference Rate applicable to any Interest Period for Loans promptly following the determination thereof in accordance with the definition of Reference Rate. The determination of the Reference Rate shall be in accordance with the definition of Reference Rate.

(e) [Reserved].

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative

Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrower at the rate per annum applicable to the Loans, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. Prepayments.

(a) Optional.

(i) Term Loans. The Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (except the Prepayment Premium as set forth in Section 2.05(c) below); provided that:

(1) such notice must be received by the Administrative Agent not later than 12:00 p.m. two (2) Business Days prior to any date of prepayment of Loans; and

(2) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

Each such notice shall specify the date and amount of such prepayment and the Prepayment Premium (if any) and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest thereon. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment of Term Loans may state that it is conditioned on the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities) and can be revoked if such condition is not satisfied.

(b) Mandatory.

(i) [Reserved].

(ii) Dispositions and Casualty Events.

(A) If (x) the Loan Parties or any of the Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (l), (o), (p), (q), (r), and (s)) or (y) any Casualty Event occurs which results in the realization or receipt by such Loan Party or any of its Subsidiaries of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans equal to all Net Cash Proceeds realized or received; provided further that no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may be provided only if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets (and in the case of Net Cash Proceeds from any Disposition (that is not an ordinary course Disposition) of property of any Subsidiary Guarantor, Collateral) of the Subsidiary Guarantors that are useful to the business of the Subsidiary Guarantors and their respective Subsidiaries within fifteen (15) months following receipt of such Net Cash Proceeds and shall not be required to apply such Net Cash Proceeds to the prepayment of Term Loans until such time as the relevant reinvestment period has expired or if Net Cash Proceeds are no longer intended to be or cannot be so reinvested; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Loan Parties shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Loan Party entered into at a time when no Event of Default is continuing) and shall be required to apply such Net Cash Proceeds to the prepayment of Term Loans and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) Incurrence of Indebtedness. If any Loan Party or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall offer to prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If the Borrower or any Subsidiary receives any voluntary or mandatory prepayment under the New Pari 1L Refinancing Loan, the Borrower or such Subsidiary shall repay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date that is one (1) Business Day after the receipt of such Net Cash Proceeds.

(v) Notwithstanding anything to the contrary contained in this Agreement, the amount required for any prepayment set forth in this Section 2.05(b) is subject to reduction as a result of any amounts required to be applied to prepayments of outstanding Existing First Lien Obligations as set forth in the documentation therefor that are then in effect; it being agreed that any amounts not so applied shall immediately be applied as a prepayment hereunder in accordance with, and to the extent required by, the terms hereof. Each prepayment of Term Loans shall be paid to the Lenders in accordance with their respective Pro Rata Shares .

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and the Prepayment Premium (if any) applicable thereto. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

(vii) [Reserved].

(viii) [Reserved].

(ix) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or amend any notice of prepayment issued in connection with Section 2.05(b)(iii) if such prepayment is conditioned on an issuance of any Indebtedness, which issuance is not consummated or is otherwise delayed.

(x) Notwithstanding any provision of this Agreement to the contrary, if a loan under this Agreement would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, on or before the end of each accrual period (within the meaning of Section 163(i)(2)(A) of the Internal Revenue Code) that ends after the fifth anniversary of the applicable borrowing date, Borrower shall pay in cash the accrued and unpaid interest and principal on such loan in an amount equal to the amount required to be paid in order to prevent such loan from being treated as an “applicable high yield discount obligation.”

(c) Prepayment Premium. In the event that, on or prior to the third anniversary of the Closing Date, any Term Loans are (i) voluntarily prepaid pursuant to Section 2.05(a), (ii) mandatorily prepaid pursuant to Section 2.05(b)(iii) or 2.05(b)(iv) or as a result of any exercise of any rights under Section 3.07, or (iii) accelerated (or deemed accelerated) in accordance with Section 9.02 or otherwise become due prior to the Maturity Date as a result of an Event of Default, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender (or such Non-Consenting Lender subject to the applicable exercise of rights under Section 3.07, as applicable) holding all or any portion of Term Loans that are so prepaid, a prepayment premium equal to the applicable Prepayment Premium on all such Term Loans that are so prepaid. If the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Term Loans on the applicable date of acceleration will also be due and payable on the date of such acceleration or such other prior due date as though the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

(d) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(b) Mandatory. The full Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a).

(c) Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

SECTION 2.07. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all such Term Loans outstanding on such date.

(b) [Reserved].

(c) [Reserved].

(d) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in Dollars.

SECTION 2.08. Interest

(a) Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Reference Rate for such Interest Period plus the Applicable Spread; provided that the interest rate applicable to any cash or PIK Interest payments shall not be less than the applicable Floor Rate or exceed the applicable Ceiling Rate, respectively.

(b) The Borrower shall pay interest on past due amounts hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein, and shall be payable (i) on any Interest Payment Date occurring during the PIK/Cash Interest Election Period in kind by capitalizing such interest and adding it to the outstanding principal balance of the Loans on such Interest Payment Date (such interest, “PIK Interest”) and (ii) on any Interest Payment Date occurring after the PIK/Cash Interest Election Period, in cash; provided, that, during the PIK/Cash Interest Election Period, the Borrower may elect to pay all or a portion of the accrued interest in cash as specified in the PIK/Cash Interest Election; provided, further, that (i) to make an election to pay accrued interest on the Loans in cash on any Interest Payment Date in accordance with the immediately preceding proviso, the Borrower shall notify the Administrative Agent of such election in writing in the form of a PIK/Cash Interest Election not later than 12:00 p.m., New York City time, two (2) Business Days prior to the first day of the Interest Period that will end on such Interest Payment Date (or, if such PIK/Cash Interest Election is for the first Interest Payment Date occurring after the Closing Date, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the Closing Date) (it being agreed that any PIK/Cash Interest Election provided shall apply only to the Interest Payment Date specified therein, and not to any subsequent Interest Payment Date unless a PIK/Cash Interest Election is delivered in accordance herewith for such subsequent Interest Payment Date). Once capitalized, PIK Interest shall then constitute outstanding principal in respect of the applicable Loan and shall be treated as such for all purposes of this Agreement and the other Loan Documents, including, without limitation, with respect to the accrual of interest thereon at the interest rates applicable thereto pursuant to the terms of this Agreement. For the avoidance of any doubt, (i) no PIK Interest shall be permitted to be paid for any Interest Payment Date occurring on or after the end of the PIK/Cash Interest Election Period and (ii) to the extent any portion of the Loans is accruing interest that will be payable as PIK Interest on an Interest Payment Date, all repayments and prepayments of the principal of Loans occurring on or prior to such Interest Payment Date shall be allocated ratably as between the portion of the Loans accruing interest that will be payable as PIK Interest and the portion of the Term Loans accruing interest that will be payable in cash. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in Dollars.

(e) All computations of interest hereunder shall be made in accordance with Section 2.10.

SECTION 2.09. Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including, in the case of fees payable to the Administrative Agent, as set forth in the Administrative Agent Fee Letter) in the amounts and at the times so specified therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made (or, if any Loans are pre-funded pursuant to the Pre-Funding Agreement, the first day on which any Loans are pre-funded), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note or Notes payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.

SECTION 2.12. Payments Generally.

(a) All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the Administrative Agent’s Account in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m., New York City time shall, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan shall be made in Dollars.

(b) If any payment to be made by a Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by such Loan Party or such Lender to the Administrative Agent hereunder, that such Loan Party or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Loan Party or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Loan Parties failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) [Reserved].

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. [Reserved].

SECTION 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (however denominated, and including branch profits and similar taxes), (ii) taxes imposed on or measured by its net income solely by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Document, (iii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iv) any taxes imposed in respect of an Assignee or other transferee pursuant to an assignment, participation or other transfer under Section 11.07 to the extent that, under applicable Laws in effect on the date of transfer, such tax is in excess of the tax that would have been applicable and indemnifiable by a Loan Party hereunder had such transferor not assigned its interest arising under any Loan Document (unless such assignment, transfer or participation is at the express written request of the Borrower), (v) U.S. federal withholding tax imposed pursuant to FATCA, (vi) amounts excluded pursuant to Section 3.01(f) hereto, (vii) any taxes imposed as a result of the failure of any Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(e) (in the case of any U.S. Lender, as defined below) and (viii) any taxes required pursuant to the Luxembourg law of 23 December 2005, as amended, on the taxation of interest income received by individuals resident in Luxembourg (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If a Loan Party is required by any Laws to deduct or withhold any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) that Loan Party shall make such deductions or withholdings, (iii) the Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), that Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to that Loan Party, or such other evidence of payment as is reasonably acceptable to such Agent or Lender. If a Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to that Loan Party, that Loan Party shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure (excluding, however, any such incremental taxes, interest or penalties incurred as a result of the gross negligence or willful misconduct of the relevant Agent or Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment)).If a Loan Party reasonably believes that any Taxes or Other Taxes it pays under this Section 3.01(a) were not correctly or legally imposed, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with that Loan Party in pursuing a refund of such Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender exercised in good faith, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) Each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 11.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the date on which the first payment is due to it hereunder, unless it is unable to do so solely as a result of a change in applicable Law after the initial Credit Extension on the Closing Date, an accurate, complete and original signed (i) Internal Revenue Service Form W-8BEN, W-8BEN-E or successor form, as applicable, certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that provides an exemption from or a reduction of the rate of U.S. federal withholding tax on payments of interest; (ii) Internal Revenue Service Form W-8ECI or successor form certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” described in Section 881(c)(3)(A) of the Code, “a 10-percent shareholder” of the Borrower described in Section 871(h)(3)(B) of the Code, or “a controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code and (B) an Internal Revenue Service Form W-8BEN, W-8BEN-E or successor form, as applicable, or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN or W-8BEN-E, as applicable, a certificate substantially in the form of Exhibit J-2 or J-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

(c) Thereafter and from time to time, each such Foreign Lender shall, unless it is unable to do so solely as a result of a change in applicable Law after the initial Credit Extension on the Closing Date, other than in the case of clause (B) below, (i) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. withholding tax (A) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid or inaccurate any claimed exemption or reduction.

(d) Each Agent and Lender (including, for the avoidance of doubt, “U.S. Lenders,” as defined below) agrees to all reasonable requests of the Borrower that each comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by Law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes or Other Taxes for which a Lender or Agent receives indemnity payments or additional amounts pursuant to this Section 3.01; provided that no such

Agent or Lender shall be required to comply unless (i) it is not prohibited by any applicable Law from complying, (ii) such compliance will not result in any prejudice to its interest (other than any de minimis prejudice), (iii) Borrower has provided the required forms or documentation to such Agent or Lender reasonably in advance of the deadline for the filing or submission of such forms or other documentation with such forms duly completed by the Borrower with such information available to the Borrower, and (iv) Borrower shall be responsible for all reasonable costs and expenses incurred by such Agent or Lender in connection with such compliance.

(e) Each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 11.07) that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f) Notwithstanding anything else herein to the contrary and for the avoidance of doubt, if a Lender or an Agent is subject to United States federal withholding tax at a rate in excess of zero percent at the time when such Lender or such Agent first becomes a party to this Agreement (or changes its place of organization or its place of doing business, or designates a new Lending Office other than at the written request of the Borrower to change such Lending Office), such withholding tax (including additions to tax, penalties and interest imposed with respect to such withholding tax) shall be considered excluded from Taxes. Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Borrower to change such Lending Office).

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the each relevant Loan Party and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, (i) such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment of the whole or any part of the rights of a Lender under the Loan Documents, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower and (ii) any Luxembourg registration duties (droits d’enregistrement) payable due to the registration of any Loan Document when such registration is or was not required to enforce the rights of the Loan Parties under the Loan Documents (all such non-excluded taxes described in this Section 3.01(h) being hereinafter referred to as “Other Taxes”).

(i) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and each Loan Party will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted. Payments under this Section 3.01(i) shall be made within fifteen (15) Business Days after the date on which the any Loan Party receives written demand for payment from such Agent or Lender, such written demand shall include a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority.

(j) An Assignee or Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or the sale of the Participation , unless the Assignment or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(k) If any Lender or Agent determines, in its sole good faith discretion, that it has received or realized any refund, whether directly or through any reduction of, or credit against its tax liabilities due to such refund, which refund, reduction or credit is attributable to (in the good faith judgment of such Lender or Agent) Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, such Lender of Agent shall promptly remit an amount equal to such refund or reduction or credit(but only to the extent of indemnity payments made, or additional amounts paid to such Lender or Agent under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund, reduction or credit plus any interest included in such amount by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable, documented out of pocket expenses (including Taxes) of such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such amount); provided that the Borrower, upon the request of such Lender or Agent, as the case may be, agrees promptly to return such amount to such party in the event such party is required to repay such amount to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such amount received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). The parties hereto agree that any position taken on the tax returns of any Lender and Agent shall be within their sole good faith discretion and neither such Lender nor Agent shall be under any obligation to disclose any tax return or filing or related document to anyone as a result of this Section 3.01(k).

(l) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (h) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by Borrower; provided that such efforts are made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage unless such disadvantage is de minimis, and provided further that nothing in this Section 3.01(l) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (h). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

(m) Each Loan Party and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(n) Any gross-up obligations of any Loan Party pursuant to this Section 3.01 shall be deemed an accrual of interest for purposes of determining the Obligations pursuant to the Loan Documents, but which shall for the avoidance of doubt be due and payable by the Loan Parties in accordance with this Section 3.01.

(o) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02. [Reserved.]

SECTION 3.03. [Reserved.]

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of make or making, funding or maintaining the Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender or (iii) the requirements of the Bank of England and the Financial Conduct Authority or the European Central Bank, other than as set forth below), such that the cost to such Lender of making, funding or maintaining the Loans does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Conduct Authority or the European Central Bank in relation to its making, funding or maintaining Loans, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered. At any time that any Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may, if the affected Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation controlling such Lender could have achieved but for such introduction or change (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall promptly pay to such Lender such additional amounts as will reasonably compensate such Lender for such reduction actually suffered.

(c) [Reserved].

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), or (d).

(e) Notwithstanding any other provision of this Section 3.04, no Lender shall demand compensation for any increased costs under this Section 3.04 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with respect to similarly affected commitments or loans.

(f) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement or interpretation of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 3.04).

SECTION 3.05. [Reserved].

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower (with, in the case of a Lender, a copy to the Administrative Agent) setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02 or 3.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections , (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, upon written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (at the sole cost and expense of the Borrower, including the payment of any processing or recordation fee by the Borrower in each instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payment and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as provided in Schedule 6.12 (notwithstanding the provisions of Section 11.01):

(a) The Administrative Agent’s and the Lenders’ receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Required Lenders:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Term Note executed by the Borrower in favor of each Lender that has requested a Term Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document required to be executed on the Closing Date (being, in the case of the Foreign Security Documents, those Foreign Security Documents noted to be delivered on the Closing Date in Schedule 1.09), duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein and required therein to be delivered, accompanied by undated stock powers executed in blank and in the case of the Pledged Debt as defined in the U.S. Security Agreement, instruments evidencing the Pledged Debt (including the New Pari 1L Refinancing Note) endorsed in blank; and

(B) evidence that all other actions, agreements, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Required Lenders;

(iv) such certificates of good standing (to the extent such concept exists) from the applicable secretary of the state of organization of each Loan Party, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) (i) an opinion from Davis Polk & Wardwell LLP, New York counsel to the Loan Parties, (ii) [reserved], (iii) an opinion from Norton Rose Fulbright Luxembourg SCS, local counsel to the Loan Parties residing in Luxembourg relating to the capacity of the Luxembourg Loan Parties to enter into the Loan Documents to which they are parties, (iv) an opinion from Allen & Overy, société en commandite simple, local counsel to the Lenders in Luxembourg with respect to the validity and enforceability of the Loan Documents governed by Luxembourg law and (v) an opinion from Allen & Overy LLP, local counsel to the Lenders in Australia, England & Wales and Singapore with respect to the capacity and authority of the relevant Loan Parties incorporated in those jurisdictions to enter into the Loan Documents to which they are a party and the validity and enforceability of the Loan Documents governed by Australian, English or Singapore law;

(vi) a certificate attesting to the Solvency of (i) Borrower, the Loan Parties and their Restricted Subsidiaries (on a combined basis) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer, treasurer or officer with similar duties of the Borrower and (ii) of each of the Initial Subsidiary Guarantors, other than any Initial Subsidiary Guarantor organized in a post-Closing Jurisdiction (a “Post-Closing Guarantor”), (on an individual basis) on the Closing Date after giving effect to the Transaction, from a director, manager or officer, as applicable, of such Subsidiary Guarantor;

(vii) subject to the requirements of Section 6.12 if not provided by the Closing Date, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(viii) a Committed Loan Notice relating to the initial Credit Extensions requesting Loans in at least the Minimum Closing Amount;

(ix) copies of a recent Lien and judgment search (and Foreign equivalents) in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(x) an Intercompany Note duly executed by each Loan Party, Sabre GLBL and its Restricted Subsidiaries;

(xi) all documentation and other information reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and a Beneficial Ownership Certificate for the Borrower or any Initial Subsidiary Guarantor (other than a Post-Closing Guarantor) that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the Administrative Agent or any Lender that has requested such certification; and

(xii) the Funding Direction Letter duly executed by the Borrower with the funds flow attached thereto; and

(xiii) to the extent not provided pursuant to clauses (i) to (xii) (inclusive) above, all documentation and other evidence listed in Part I (Conditions Precedent to Initial Credit Extension) of Schedule 11.25 (as applicable).

(b) All fees and expenses required to be paid to the Lenders and the Agents hereunder and invoiced on or before the Closing Date shall have been paid in full in cash or directed by the Borrower to be paid with the proceeds of the Term Loans made on the Closing Date. The Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter.

(c) Subject to the Borrower’s ability to request a pre-funding of the Term Facility one Business Day prior to the making of the New Pari 1L Refinancing Loan, the conditions precedent to the initial borrowing under the New Pari 1L Refinancing Loan shall have been satisfied (or waived by the Lender (as defined in the New Pari 1L Refinancing Facility)), and the initial borrowings under the New Pari 1L Refinancing Facility shall be made immediately after the initial borrowing under the Term Facility shall be made) in a principal amount equal to the initial borrowing under the Term Facility.

(d) The Existing Debt Repurchase, to the extent of the principal amount of the Term Loans funded on the Closing Date, shall have occurred substantially concurrently with the initial borrowing of the New Pari 1L Refinancing Loan) subject to the Borrower’s ability to request a pre-funding of the Term Facility one Business Day prior to the date on which the making of the New Pari 1L Refinancing Loan and the Existing Debt Repurchase is intended to be consummated subject to a pre-funding agreement in form and substance satisfactory to the Lenders and the Administrative Agent (the “Pre-Funding Agreement”) (in which case, the Committed Loan Notice shall be delivered at least one (1) Business Day prior to the date of such pre-funding).

(e) The Borrower, Sabre GLBL, Sabre Corporation and the other parties thereto shall have entered into the “omnibus agreement”, dated on or prior to the Closing Date, in the form agreed with the Required Lenders (the “Omnibus Agreement”).

(f) Sabre Corporation shall have entered into an engagement letter with Deloitte (or another internationally recognized third party valuation advisor reasonably acceptable to the Required Lenders) relating to transfer pricing analysis, dated on or prior to the Closing Date, in the form agreed with the Required Lenders (the “Deloitte Engagement”).

(g) At the time of and after giving effect to the borrowing and application of the Term Loans on the Closing Date, no (a) Material Adverse Event shall have occurred since December 31, 2022 or (b) Event of Default (as defined in the Existing Credit Agreement) shall have occurred and be continuing.

(h) On or prior to the Closing Date, Sabre GLBL shall have entered into the amendments and effected the other modifications set forth in Exhibit C to the Fee Letter.

Notwithstanding anything in this Section 4.01, this Agreement shall not impair the availability of the Term Loans on the Closing Date if the conditions set forth in this Section 4.01 are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended collateral under the Term Loans (other than any (x) Collateral provided by Subsidiary Guarantors organized in the United Kingdom, Singapore, Australia and Luxembourg unless such Collateral is situated in or governed by the laws of a jurisdiction other than the jurisdiction of incorporation of the relevant Subsidiary Guarantor or (y) Collateral the security interest in which may be perfected by the filing of a UCC financing statement or equivalent in non-US jurisdictions or the possession of the stock certificate of the Borrower and the promissory note evidencing the New Pari 1L Refinancing Loans) is not or cannot be provided and/or perfected on the Closing Date after the use by the Loan Parties of reasonable best efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Term Loans on the Closing Date but shall be required to be delivered after the Closing Date as set forth in Section 6.12 and Schedule 6.12).

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender, as the case may be.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) Solely in the case of a Credit Extension made after the Closing Date, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower and each Subsidiary Guarantor (with respect to itself, in its capacity as such) represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries that are Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists), under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) subject to the Foreign Legal Reservations, is in material compliance with all applicable Laws (including the USA PATRIOT Act, the FCPA and OFAC Regulations), writs, injunctions and orders, except in such instances in which such Law, writ, injunction or order is being contested in good faith by appropriate proceedings diligently conducted, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case (other than clause (a) as it relates to the good standing) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate and other powers and have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will (a) contravene the terms of any of such Person’s Organization Documents or (b) violate or contravene any applicable material Law, except in the case of this clause (b) to the extent that such violation or contravention would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. Subject to the Foreign Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations required under any applicable Law or necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including without limitation, registration of particulars of each Collateral Document to which each of the Singapore Entities is a party to at the Accounting and Corporate Regulatory Authority of Singapore under Section 131 of the Companies Act 1967 of Singapore and the payment of stamp duty in Singapore on the Singapore Security Documents), (ii) the approvals, consents, exemptions, authorizations, notices, filings or other actions which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations, notices, filings or other actions, the failure of which to obtain, take, give or make would not reasonably be expected to have a Material Adverse Effect.

The admissibility as evidence of the Loan Documents before a Luxembourg court or an official Luxembourg authority (autorité constituée) to which the Loan Documents are produced may require that the Loan Documents (and any documents in connection therewith) comes with a complete or partial translation into the French or German language.

SECTION 5.04. Binding Effect. Subject to the Foreign Legal Reservations and, where applicable, Foreign Perfection Requirements, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Subject to the Foreign Legal Reservations and, where applicable, Foreign Perfection Requirements, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of Sabre Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject, in the case of the Unaudited Financial Statements, if any, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries and there are no actions, suits, proceedings, claims or disputes pending or, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party in relation to any of Collateral subject to a Collateral Document, in each case that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, in each case, free and clear of all Liens except for (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) Liens permitted by Section 7.01 and (iii) where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending Environmental Claim, or, to the knowledge of each Loan Party, received written notice of any Environmental Claim.

(b) None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal, state and foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, otherwise due and payable, showing on such returns, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to any Loan Party or its Subsidiaries except as set forth on Schedule 5.09(a).

SECTION 5.10. ERISA Compliance.

(a) Except as set forth in Schedule 5.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, insurance contract or fund) is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) No ERISA Event has occurred and is continuing within the immediately preceding six (6) years that would reasonably be expected to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and no Loan Party or any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.11. Subsidiaries. As of the Closing Date, Schedule 5.11 sets forth (a) the name and jurisdiction of each Loan Party and each Subsidiary of a Loan Party, (b) the ownership interest of each Loan Party and any other Subsidiary in each Subsidiary, including the percentage of such ownership, and (c) the identity of each Subsidiary whose Equity Interests are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) No Loan Party is an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading as to each Loan Party and its consolidated Subsidiaries taken together; it being understood that for purposes of this Section 5.13, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.14. Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Restricted Subsidiaries (a) owns, or has a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, business names, copyrights, software, know-how, database rights, topographical or similar rights, trade secrets and other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 7.01), that are necessary for the operation of their respective businesses as currently conducted and (b) is the lawful owner of all Collateral consisting of intellectual property rights, in each case, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, all Licenses included in the Collateral are valid, binding and enforceable, except where such invalidity or unenforceability, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, the operation of the respective businesses of any Loan Party or Restricted Subsidiary as currently conducted does not infringe upon, misappropriate or violate any rights held by any Person except for such infringements, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of each Loan Party, threatened in writing against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.15. Solvency. On the Closing Date, (i) Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent and (ii) each Subsidiary Guarantor (other than a Subsidiary organized in a Post-Closing Jurisdiction or otherwise which is not a party to this Agreement as at the Closing Date), on an individual basis, is Solvent, and in each case is not subject to any of the insolvency or bankruptcy proceedings referred to in Section 9.01(f). On the date that each Subsidiary organized in a Post-Closing Jurisdiction or otherwise becomes a Subsidiary Guarantor following the Closing Date, each such Subsidiary Guarantor is Solvent and is not subject to any of the insolvency or bankruptcy proceedings referred to in Section 9.01(f).

SECTION 5.16. Sanctions. Neither the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of any of the Loan Parties and their Subsidiaries, any director or officer thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any Sanctions Authority or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 5.17. Anti-Corruption Laws. The Loan Parties and their respective Subsidiaries are in material compliance with the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties and their respective Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.18. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5.19. Security Documents.

(a) The U.S. Security Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a legal, valid and enforceable first priority security interest (subject to Liens permitted by Section 7.01 and Legal Reservations) in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Collateral described in the U.S. Security Agreement, when certificates, executed blank share transfer forms or promissory notes or any other thing or document, as applicable, representing such Collateral and required to be delivered under the terms set forth in the U.S. Security Agreement are delivered to the Administrative Agent, and in the case of the other Collateral described in the U.S. Security Agreement, when financing statements and other filings are filed, recorded or registered, as applicable, in the applicable offices or system of registration and other actions described in the U.S. Security Agreement are taken, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien (subject to Liens permitted by Section 7.01 and Legal Reservations) on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Liens permitted by Section 7.01).

(b) With respect to Collateral in which a security interest cannot be perfected by the proper filing of the financing statements referred to in clause (a) above, when the U.S. Security Agreement or an ancillary document thereunder is properly filed and recorded in the USPTO or the USCO, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) (subject to Liens permitted by Section 7.01 and Legal Reservations) on, and security interest in, all right, title and interest of the applicable Loan Parties thereunder in the U.S. Intellectual Property included in the Collateral, in each case prior and superior in right to the Lien of any other person, except for Liens permitted by Section 7.01 (it being understood that subsequent recordings in the USCO may be necessary to perfect a Lien on registered Copyrights and exclusive licenses to third party registered U.S. copyrights, respectively, acquired or developed by the Loan Parties after the Closing Date).

(c) Subject to the Foreign Legal Reservations, Foreign Perfection Requirements, and Agreed Guaranty and Security Principles when executed, each Foreign Security Document will be effective to create (to the extent described therein and subject to the Agreed Guaranty and Security Principles) in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first-ranking (to the extent applicable) security interest (subject to Liens permitted by Section 7.01) in the Collateral described therein and the proceeds thereof. In the case of the Collateral described in a Foreign Security Document, when certificates representing such Collateral (if any) and required to be delivered under the terms set forth in the relevant Foreign Security Document are delivered to the Administrative Agent, for the benefit of the Secured Parties, or when perfected on terms set forth therein, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien (subject to the Foreign Legal Reservation, Foreign Perfection Requirements and any Liens permitted by Section 7.01) on, and security interest in, all right, title and interest of the Subsidiary Guarantors in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents and, in each case, subject to the Agreed Guaranty and Security Principles) and the proceeds thereof, as security for any relevant Secured Obligations, prior and superior in right to any other person (except (w) Liens permitted by Section 7.01, (x) Liens having priority by operation of law and (y) subject, to the extent relevant under applicable law, to (A) registration of pledges of securities and, where applicable, pledges of tangible assets with the governmental Tax authorities, relevant courts and registry of companies, (B) recordation of notarial share pledges in the relevant shareholders registers and registry of companies, (C) execution and recordation of notarial mortgages in the relevant land registries and registry of companies, (D) recordation of intellectual property pledges with the relevant intellectual property registers, relevant courts and registry of companies, (E) notification of debtors of certain receivables and (F) any other actions and steps contemplated by any Foreign Security Document and/or required to be made in any jurisdiction in order to perfect the security interest created by any Foreign Security Document or in order to achieve the relevant priority for such security interest).

SECTION 5.20. Organizational Structure and Intercompany Loan Balance. The information provided in writing by or on behalf of the Loan Parties to the Lenders on or prior to the Closing Date regarding the organizational structure of Sabre Holdings and its subsidiaries, intercompany loan balances and other intercompany arrangements to the Lenders, taken as a whole is true, complete and correct in all material respects and does not omit any material fact necessary to make such disclosure (taken as a whole) not materially misleading in light of the circumstances in which such disclosure was made; it being understood that for purposes of this Section 5.20, such information shall not include projections, pro forma financial information or information of a general economic or general industry nature.

SECTION 5.21. Intercompany Agreements and Intercompany Loan Agreements. All Intercompany Agreements have been provided to the Lenders prior to the Closing Date. The Intercompany Agreements and Intercompany Loan Agreements are true, correct, and complete in all material respects and are legal, valid and binding obligations of the parties thereto. The Intercompany Agreements provided to the Lenders on or prior to the Closing Date, when taken as a whole, reflect the current state of the obligations of Sabre Holdings and its Subsidiaries as of the Closing Date as it relates to matters related to the Intercompany Agreements. No amounts payable to a Loan Party under the Intercompany Agreements and Intercompany Loan Agreements are subject to any right of set-off or similar right (except for any such right that arises under the express terms of that contract or at law) and no Loan Party is in default of any of its material obligations under such agreements where such default would have a Material Adverse Effect.

SECTION 5.22. [Reserved].

SECTION 5.23. Equity Interests. (a) Any Equity Interests which are expressed to be Collateral pursuant to any Collateral Document are fully paid and not subject to any option to purchase or similar rights. (b) The Organization Documents of any Subsidiaries whose Equity Interests are subject to the Collateral Documents (other than in the case of Collateral Documents governed by laws that are different to the laws governing the Equity Interests) do not restrict or inhibit any transfer of those Equity Interests on creation or enforcement of any rights or remedies under this Agreement or the other Loan Documents. (c) There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of any Equity Interests of any directly owned Subsidiary of the Borrower or any Guarantor which are subject to the Collateral Documents (including any option or right of pre-emption or conversion).

SECTION 5.24. Representations of Foreign Loan Parties

Each of the Borrower and each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders that:

(a) Under the Laws of the jurisdiction in which the Foreign Loan Party is incorporated it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, recorded or enrolled with, or executed or notarized before, any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents except for (i) any such filing, registration, recording, execution or notarization as has been made or will be made in accordance with the provisions of the relevant Foreign Security Documents or is not required to be made until the relevant Loan Document or any other document is sought to be enforced; and (ii) any charge or tax as has been or will be timely paid, and other than as required by: any Foreign Perfection Requirements or any Legal Reservations or as referred to in any legal opinion relating to the laws of such jurisdiction delivered pursuant to the Loan Documents;

(b) For the purposes of the Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), the centre of main interests (as that term is used in Article 3(1) of the Regulation) of each Foreign Loan Party (“Centre of Main Interest”) incorporated, established or registered in a state which is a member state of the European Union, is situated in the jurisdiction of its incorporation, establishment and registration;

SECTION 5.25. Repeating representations of Foreign Loan Parties

(a) Certain of the representations and warranties given in this Section 5 are repeated by the Subsidiary Guarantors subject to and in accordance with the Collateral Documents.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, the Borrower shall, and each Subsidiary Guarantor (with respect to itself, in its capacity as such) shall, and shall cause each of their Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of Sabre Holdings, a consolidated balance sheet of Sabre Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any going concern or like qualification or exception (other than with respect to or resulting from, (i) any potential inability to satisfy the financial covenant described in Section 8.01 of the Existing Credit Agreement in a future date or period or (ii) the fact that the final maturity date of any Loan or Commitment hereunder is less than one year after the date of such opinion) or any qualification or exception as to the scope of such audit;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Sabre Holdings (commencing with the fiscal quarter ended June 30, 2023), a consolidated balance sheet of Sabre Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Sabre Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Sabre Holdings and its Subsidiaries in accordance with GAAP applicable to unaudited interim financial statements, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2023) of Sabre Holdings, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of Sabre Holdings for its internal use (including a projected consolidated balance sheet of Sabre Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”),which Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(g) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) within the time period required by the local statutory laws of the applicable Foreign Reporting Entity after the end of each fiscal year of such Foreign Reporting Entity, Individual or Combined Financial Statements for such fiscal year, prepared in accordance with GAAP or IFRS, as applicable, audited and accompanied by a report and, to the extent customarily provided by the auditor to the audited entity in such jurisdiction in connection with obtaining an annual audit, opinion of an independent registered public accounting firm, which report and opinion shall be prepared in accordance with GAAP or IFRS, as applicable;

(f) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of each Foreign Reporting Entity (commencing with the fiscal quarter ended September 30, 2023), unaudited Individual or Combined Financial Statements of such Foreign Reporting Entity as at the end of such fiscal quarter, which financial statements shall be in a form consistent with the form delivered to Centerbridge Credit CS, L.P. on or prior to the Closing Date and may be prepared internally and without footnotes; and

(g) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Lux Parent (commencing with the fiscal quarter ended September 30, 2023), consolidated financial statements of Lux Parent and its consolidated subsidiaries as at the end of such fiscal quarter, which financial statements shall be in a form consistent with the form delivered to Centerbridge Credit CS, L.P. on or prior to the Closing Date and may be prepared internally and without footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Sabre Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Sabre Holdings that holds all of the Equity Interests of Sabre Holdings or (B) Sabre Holdings’ or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of Sabre Holdings, such information is accompanied by consolidating information (which may be unaudited) that explains in reasonable detail the differences between the information relating to Sabre Holdings (or such parent), on the one hand, and the information relating to Sabre Holdings, the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any going concern or like qualification or exception (other than with respect to or resulting from, (i) any potential inability to satisfy the financial covenant described in Section 8.01 of the Existing Credit Agreement in a future date or period or (ii) the fact that the final maturity date of any Loan or Commitment hereunder is less than one year after the date of such opinion) or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Except in the case of Section 6.02(g), deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) (i) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a), 6.01(b), 6.01(f) and 6.01(g), a duly completed Compliance Certificate signed by a Responsible Officer of Sabre Holdings and (ii) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Lux Parent, a duly completed Compliance Certificate signed by a Responsible Officer of Sabre Holdings covering the latest financial statements that have been delivered pursuant to Section 6.01(e);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Sabre Holdings (or parent entity thereof) files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of any Existing Pari Indebtedness, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and the corresponding Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the U.S. Security Agreements (or equivalent provision in any Foreign Security Document) or confirming that there has been no change in such information since the Closing Date or the date of the last such report) and (ii) a list of each Subsidiary of the Loan Parties that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list; and

(e) promptly, such additional information regarding the operations, business affairs or financial condition of any Loan Party or any Subsidiary (including without limitation any information, documentation, evidence or certificate in relation to any material Collateral provided by that Loan Party), or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.

(f) no later than ten (10) Business Days after the last day of each month, a report, in a form reasonably acceptable to the Required Lenders, setting forth the Liquidity of the Lux Parent, the Polish Loan Parties and their respective Subsidiaries, as of the last day of such month.

(g) no later than 45 days after the end of each quarter, post on the Borrower’s private investor portal (a) revenue and EBITDA (as described in the Subsidiaries’ financial statements delivered pursuant to Section 6.01) for the preceding quarter for (i) each of the Subsidiary Guarantors and their subsidiaries (on a combined basis for each jurisdiction) (other than the Luxembourg Loan Parties), (ii) with respect to the Luxembourg Loan Parties, (x) the joint ventures that are directly or indirectly owned by the Luxembourg Loan Parties and (y) the Luxembourg Loan Parties and their subsidiaries (excluding joint ventures and any subsidiaries organized in any of the Security Jurisdictions) and (ii) as a whole for all Subsidiary Guarantors and their subsidiaries and (b) monthly Liquidity information required to be delivered pursuant to the preceding clause (f).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03. Notices. Promptly after a Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of, to the extent permissible by applicable law, (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of intellectual property rights, or the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of any material breach of, or under, any Intercompany Agreement by Sabre GLBL or any of its Subsidiaries (excluding the Guarantors and their Subsidiaries);

(d) of any repayment or termination of any then existing Reference Indebtedness, or incurrence of assumption of any Reference Indebtedness.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established, if required, in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Article VII and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing (to the extent such concept exists)) except, in the case of clauses (a) or (b) (other than with respect to the preservation of the existence of Holdings and the Borrower), (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII. The foregoing shall not restrict in any way any conversion of a corporation, a limited liability company or any other entity to a different legal form at any time.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance and at least in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of its management) is reasonable prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of its management) are reasonable and prudent in light of the size and nature of its business.

SECTION 6.08. Compliance with Laws. Comply in all respects with the requirements of all Laws (including Environmental Laws, the USA PATRIOT Act, the FCPA, , the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions, and OFAC Regulations (including Sanctions administered or enforced thereunder) and Laws relating to Sanctions applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP, in which entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

SECTION 6.10. Inspection Rights. Permit representatives of the Administrative Agent and of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement to which the Loan Parties or a Restricted Subsidiary is bound), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or its representative or contractors) on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and such exercise shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of its respective representatives) may do any of the foregoing as often as may be reasonably necessary at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and Section 6.20, the Agreed Guaranty and Security Principles and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Unrestricted Subsidiary or Excluded Subsidiary) by any Loan Party or Sabre Holdings in a Security Jurisdiction, or the designation in accordance with Section 6.13 of any existing direct or indirect Subsidiary as a Restricted Subsidiary

(i) within sixty (60) days (or such greater number of days as specified below) after such formation, acquisition or designation (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion):

(A) cause each such Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Subsidiary in detail reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(B) in the case of documents listed in Section 6.12(b), within ninety (90) days, after such formation, acquisition or designation, cause each such Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Intellectual Property Security Agreements (other than in respect of Copyrights) and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.12(b)), as reasonably requested by the Required Lenders and in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements (other than in respect of Copyrights) and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing its Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(D) in the case of documents listed in Section 6.12(b), within ninety (90) days after such formation, acquisition or designation, take and cause such Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent or the Required Lenders to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(E) within sixty (60) days in the case of Intellectual Property Security Agreements in respect of U.S. Copyright registrations and applications therefor, after such formation, acquisition or designation, cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Intellectual Property Security Agreements in respect of such Copyrights in form and substance consistent with the Intellectual Property Security Agreements in respect of Copyrights in effect on the Closing Date, in each case granting Liens required by the Collateral and Guarantee Requirement, and

(ii) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(b)) after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion), deliver to the Administrative Agent, where consistent with local law and practice, a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) as to such matters set forth in this Section 6.11(a) as the Administrative Agent or the Required Lenders may reasonably request; provided that, notwithstanding the foregoing, any such opinion shall not be required to be delivered prior to the expiration of the 60-day period specified in clause (i) above or, if earlier, the date on which the requirements specified in sub-paragraphs (A) through (D) of clause (i) above have been satisfied,

(b) after the Closing Date, within ninety (90) days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion) after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(b).

SECTION 6.12. Further Assurances and Certain Post-Closing Obligations. Subject to the Agreed Guaranty and Security Principles, the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent or the Required Lenders (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, pay, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, stamp duty, as applicable, penalties and interest, and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, including executing any additional documentation as necessary to perfect, document or record the Liens granted under this Agreement or any Collateral Document.

(b) In the case of any Material Real Property, provide the Administrative Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion) of the acquisition of such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (not to exceed the value (as reasonably determined by the Borrower) of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request and is available in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which the Material Real Properties are located, to the extent reasonably required by the Administrative Agent, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders); and

(iv) such other evidence that all other actions that the Administrative Agent or the Required Lenders may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

(c) With respect to each Subsidiary Guarantor organized in a Post-Closing Jurisdiction, enter into and deliver all applicable Foreign Security Documents and all related documentation required pursuant to the Collateral and Guarantee Requirement and Schedule 1.09 within sixty (60) days after the Closing Date (or such other later date reasonably agreed in writing (including via email) by the Required Lenders), and at such time, provide a Solvency Certificate on an individual basis and substantially such other condition precedent documentation for such Subsidiary Guarantor that was provided in respect of each Subsidiary Guarantor (other than those organized in a Post-Closing Jurisdiction) as a condition precedent to the initial Borrowing on the Closing Date.

(d) Subject to the Agreed Guaranty and Security Principles, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, pledges, notices and instructions) as the Administrative Agent may reasonably specify to confer on the Administrative Agent or confer on the Security Parties security interests over any material property and assets of a Loan Party which (i) are acquired after the date of this Agreement or (ii) are located in any jurisdiction other than a Security Jurisdiction, in each case which are equivalent or substantially similar to the security interests intended to be conferred by or pursuant to the Collateral Documents and only to the extent not already subject to a valid Lien pursuant to a Collateral Document.

(e) Subject to the Agreed Guaranty and Security Principles and the terms of the Loan Documents, where rights in a joint venture, bank account, shares or other investments, intellectual property, or any Intercompany Loan Agreement or Intercompany Agreement or other relevant assets are created or acquired after the Closing Date, comply with the terms of the relevant Collateral Documents to which the relevant Subsidiary Guarantor is a party.

(f) Satisfy the items described on Schedule 6.12 within the time periods set forth in Schedule 6.12 and the relevant Collateral Document (as applicable), or within such longer period or periods that the Administrative Agent (at the direction of the Required Lenders) may permit.

SECTION 6.13. Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary that is a joint venture formed after the Closing Date for bona fide business purposes with a third party as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, and (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the Liquidity Covenant (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein (and such designation may not be made unless such investment may be made pursuant to Section 7.02). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything to the contrary, a Restricted Subsidiary shall only be permitted to be designated as an Unrestricted Subsidiary (x) if such Restricted Subsidiary constitutes or will substantially concurrently constitute an “Unrestricted Subsidiary” under the New Pari 1L Refinancing Facility and (y) in connection with the creation of a bona fide joint venture with third parties in reliance on investment capacity permitted under Section 7.02.

SECTION 6.14. Use of Proceeds. The proceeds of any Credit Extension will be used in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 6.15. Sanctions; Anti-Corruption Laws. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Loan Parties and their respective Subsidiaries and each of their respective directors, officers and employees with (x) any OFAC Regulations and Sanctions and (y) the FCPA, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions.

SECTION 6.16. Special Purpose Entity Requirements. Each of the Borrower and Holdings at all times shall comply in all respects with the special purpose covenants, the requirements to follow the directions of the Required Lenders with respect to the New Pari 1L Refinancing Facility (and the Loan Documents as defined therein) and the independent manager provisions of its limited liability company agreement as in effect on the Closing Date. Neither the Borrower nor Holdings will amend, amend and restate, supplement or otherwise modify such limited lability company agreement in any manner adverse to the Lenders without the prior written consent of the Lenders. The Borrower shall (a) promptly pass along to the Administrative Agent (for the benefit of the Lenders) any indemnification and expense reimbursement received by it in its capacity as “Lender” under the New Pari 1L Refinancing Facility, (b) in its capacity as the Lender under the New Pari 1L Credit Agreement, pass along such financial statements, notices and other information it has received regarding the Loan Parties (as defined in the New Pari 1L Credit Agreement) and their subsidiaries and Affiliates in such capacity to the Administrative Agent (for further distribution to the Lenders), (c) to the extent any objection notices have been delivered by the Required Lenders hereunder to the Administrative Agent and the Borrower as it relates to an equivalent provision under the New Pari 1L Credit Agreement, pass along such notice to the Administrative Agent (as defined in the New Pari 1L Credit Agreement) and (d) otherwise exercise its rights under the New Pari 1L Refinancing Facility in accordance with its limited liability company agreement as in effect as of the Closing Date.

SECTION 6.17. Annual Lender Call. Upon request of the Administrative Agent (acting at the direction of the Required Lenders), such request to be made with a reasonable prior notice, participate in and ensure that Sabre GLBL’s and Lux Parent’s senior officers are available to participate in an annual lender call held at a time mutually convenient to Lenders and to the Borrower but in any event, within five (5) Business Days after delivery of any audited financials required by Section 6.01(a).

SECTION 6.18. Omnibus Agreement. Perform its and their respective obligations under the Omnibus Agreement (provided there shall be no requirement for the Administrative Agent or any Lender to monitor such compliance).

SECTION 6.19. Rating. Exercise reasonable best efforts to obtain within forty-five (45) days after the Closing Date and thereafter maintain public ratings (but not a specific rating) from Moody’s in respect of the Term Facility.

SECTION 6.20. Guarantor Coverage Test. The Loan Parties shall ensure that at all times the aggregate gross assets and aggregate revenues of the Subsidiary Guarantors must exceed at least 75.0% of the consolidated gross assets and 75.0% of the aggregate revenue of the combined group consisting of the Subsidiary Guarantors and their respective Restricted Subsidiaries, but excluding from such consolidated group, joint ventures, Sabre International LLC, SDT International, and Restricted Subsidiaries organized in India, Sweden, Germany, Mexico and France (but calculated (x) with respect to revenue, on an unconsolidated basis and (y) with respect to gross assets, excluding intercompany balance sheet items among members of the Group and investments in Subsidiaries) (the “Guarantor Coverage Test”), as determined on a semi-annual basis based on the most recent financial statements delivered to the Administrative Agent, commencing with the first full six-month period ending June 30 or December 31 after the Closing Date, and on the last day of each six-month period thereafter, based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 6.01(e) or Section 6.01(f); provided that failure to comply with the Guarantor Coverage Test will not constitute an Event of Default if the Borrower procures that additional members of such combined group sufficient to satisfy the Guarantor Coverage Test become Subsidiary Guarantors in accordance with the Agreed Guarantee and Security Principles within sixty (60) calendar days after delivery of such financial statements. (or such later date as agreed by the Administrative Agent (acting at the direction of the Required Lenders)). The Loan Parties need only perform their obligations under this Section 6.20 if it is not unlawful for each relevant person to become a Guarantor and each person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Loan Party must use, and must procure that the relevant person uses, all reasonable endeavors lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Administrative Agent (acting at the direction of the Required Lenders) may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

SECTION 6.21. IP Rights.

(a) Other than to the extent permitted herein or in the Collateral Documents or with respect to registrations and applications no longer used, and except to the extent failure to act would not, as deemed by the applicable Loan Party in its reasonable business judgment, be reasonably expected to have a Material Adverse Effect, each Loan Party will maintain, preserve, protect and enforce all of its material Intellectual Property. Except as would not, as deemed by the applicable Loan Party in its reasonable business judgment, be reasonably expected to have a Material Adverse Effect, without limitation of the foregoing, each Loan Party:

(i) shall take all actions necessary or reasonably required to (A) maintain and pursue each application, obtain the relevant registration or issuance, and maintain the registration or issuance of each of its Patents, Trademarks and Copyrights included in the Collateral, including by making timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and initiating opposition, interference and cancellation proceedings against third parties, (B) enforce all Intellectual Property included in the Collateral in the instance of any infringement, misappropriation, dilution or other violation thereof, and (C) not abandon any application prior to exhaustion of all administrative and judicial remedies where reasonable to do so, in each case (A), (B) and (C), unless such Loan Party determines, in the exercise of its reasonable business judgment consistent with past practice, that the applicable Intellectual Property is not material to the conduct of its business;

(ii) shall maintain the confidentiality of its trade secrets;

(iii) shall, and shall use commercially reasonable efforts to cause its licensees and sublicensees to, maintain the quality of products and services offered under all material Trademarks and to otherwise comply with quality controls and standards to preserve the validity of, and goodwill associated with, such Trademarks; and

(iv) shall renew those of its domain name registrations that are material to such Loan Party’s business.

(b) Other than to the extent permitted herein or in the Collateral Documents, or with respect to registrations and applications no longer used or otherwise material to the business operations of the applicable Loan Party (as determined by such Loan Party in its reasonable business judgement), and except to the extent any act or omission to act would not, as deemed by the applicable Loan Party in its reasonable business judgment, be reasonably expected to have a Material Adverse Effect, no Loan Party shall do or permit any act or knowingly omit to do any act whereby any of its Collateral consisting of Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, becomes publicly known).

(c) Subject to the Agreed Guaranty and Security Principles, each Loan Party shall notify the Administrative Agent as soon as reasonably practicable under the circumstances if it knows that any issued or applied for Patent, registered or applied for Trademark or registered Copyright, in each case, material to the conduct of the Loan Parties’ business, taken as a whole, may or has become abandoned, lapsed or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any adversarial proceeding in the USPTO (or its foreign equivalents), the USCO (or its foreign equivalents) or any court), regarding such Loan Party’s ownership of any such material Patent, Trademark or Copyright, its right to keep, register or to maintain the same or the validity or enforceability thereof.

(d) Each Loan Party shall, on an annual basis concurrent with the delivery of the Perfection Certificate (as defined in the U.S. Security Agreement), notify the Administrative Agent of each application for, or each issued registration for, any material Intellectual Property (other than Intellectual Property constituting an Excluded Asset) before the USPTO (or its foreign equivalents) or the USCO (or its foreign equivalents) filed by or on behalf of, or acquired by, such Loan Party. The provisions hereof shall automatically apply to any such Patent, Trademark or Copyright and any such Patent, Trademark or Copyright shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the security interests created by this Agreement without further action by any party. No later than sixty (60) days following the date of such notification, each Loan Party shall execute and deliver any and all security agreements or other instruments reasonably requested by Administrative Agent (acting at the direction of the Required Lenders) to evidence and document such security interest therein, subject to the Collateral Documents, the Collateral and Guarantee Requirement and the Agreed Guaranty and Security Principles.

SECTION 6.22. UK PSC requirements. Each Loan Party shall (a) within the relevant time period prescribed by law, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Collateral Document and (b) promptly provide the Administrative Agent with a copy of that notice.

SECTION 6.23. Notices regarding present and future Collateral. Each Loan Party shall use commercially reasonable efforts to (a) promptly notify the Administrative Agent of the occurrence of any event or circumstance which materially adversely affects or may reasonably be expected to materially adversely affect the validity or enforceability of any of the Collateral Documents and/or the security interests (or any part thereof) expressed to be granted thereunder and where such event or circumstance would have a Material Adverse Effect and (b) promptly notify the Administrative Agent if any Loan Party acquires any asset or right which should, subject to the Agreed Guaranty and Security Principles, become subject to security interests pursuant to a Collateral Document and where such assets is not subject to a valid Lien in a Collateral Document and local law or registries require supplemental pledges or notices to be delivered in respect of such future acquired assets in order for effective security to be created and/or perfected over that specific future asset.

SECTION 6.24. Intercompany Funding and Settlement Agreement. Each Loan Party that is a party to the Intercompany Funding and Settlement Agreement shall (and shall procure that each Non-Loan Party that is a member of the Group and a party to the Intercompany Funding and Settlement Agreement shall) as soon as reasonably practicable following the Closing Date (and in any event will use its commercially reasonable efforts to do so no later than 15 Business Days following the Closing Date (or such later date as agreed by the Administrative Agent (acting at the direction of the Required Lenders)) amend the Intercompany Funding and Settlement Agreement to extend the term of the Intercompany Funding and Settlement Agreement to the December 31, 2039 and to remove the right of any party to terminate the Intercompany Funding and Settlement Agreement at will or by notice.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied the Borrower and the Subsidiary Guarantors shall not (and, solely with respect to Section 7.12A, Holdings shall not), nor shall the Borrower and the Subsidiary Guarantors permit any Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof; provided that any such Lien securing Indebtedness in excess of $1,000,000 individually shall only be permitted in reliance on this clause (b) to the extent such Lien is listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, covenants, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Subsidiary Guarantors and their Subsidiaries, taken as a whole, and any other exception on the title polices issued in connection with the Mortgaged Property;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(g);

(i) Liens on assets of the Subsidiary Guarantors and their Subsidiaries securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after the completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses or sublicenses (which may only be non-exclusive except in connection with regional sales in the ordinary course of business consistent with past practice), or subleases granted to others, in each case in the ordinary course of business (including the provision of software under an open source license) which do not (i) interfere in any material respect with the business of the Subsidiary Guarantors and their Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under applicable law, including the Uniform Commercial Code, on items in the course of collection, (ii) attaching to commodity or securities trading accounts or other commodities or securities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions (including, without limitation, in the case of deposit or securities accounts maintained in the Netherlands, the general banking conditions (algemene bankvoorwaarden)) encumbering deposits or other funds maintained with a financial institution (including, without limitation, any security interest and the right of set off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking or financial institution’s general terms and conditions;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(p), or other acquisition permitted hereunder, to be applied against the purchase price for such Investment or other acquisition or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, to the extent such Investment, other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) [Reserved];

(o) Liens in favor of a Subsidiary Guarantor securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Subsidiary Guarantors or any of their Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Subsidiary Guarantors or any of their Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Subsidiary Guarantors or any of their Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Subsidiary Guarantors or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by the Subsidiary Guarantors and their Subsidiaries are located;

(w) Liens arising from precautionary Uniform Commercial Code (or equivalent statutes) financing statement or similar filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) any deemed security interest under section 12(3) of the Personal Property Securities Act 2009 (Cth) of Australia which does not secure payment or performance of an obligation;

(z) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens (including Liens on cash collateral) securing letters of credit in a currency other than Dollars permitted under Section 7.03(p) in an aggregate amount at any time outstanding not to exceed $5,000,000;

(dd) [Reserved];

(ee) the modification, replacement, renewal or extension of any Lien permitted by clause (b), (i) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; and

(ff) other Liens securing Indebtedness or other obligations in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided that such Liens, if consensual and secured by all or any portion of the Collateral, shall be secured on a junior and subordinated lien priority basis pursuant to documentation acceptable to the Administrative Agent (acting at the direction of the Required Lenders);

The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02. Investments. Make any Investments, except:(a) Investments by the Borrower, the Subsidiary Guarantors or any of their Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) [Reserved.]

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing (on a non-exclusive basis except in connection with regional sales in the ordinary course of business consistent with past practice) of Intellectual Property and Licenses pursuant to joint arrangements with other Persons, in each case in the ordinary course of business;

(d) (i) Cash Investments by Subsidiary Guarantors or their Restricted Subsidiaries in the Domestic Restricted Group, so long as (x) such investment is made in the ordinary course of business or for a bona fide business purpose and (y) the Liquidity Covenant is satisfied on a Pro Forma Basis; (ii) cash Investments by Subsidiary Guarantors in Restricted Subsidiaries of the Subsidiary Guarantors that are not Subsidiary Guarantors, so long as (x) such investment is made in the ordinary course of business or for bona fide business purposes and (y) in the form of an intercompany loan evidenced by a promissory note that has been pledged to the Administrative Agent; (iii) non-cash Investments (other than of Material Assets) by Subsidiary Guarantors or their Restricted Subsidiaries in (A) the Domestic Restricted Group and (B) other Restricted Subsidiaries of Sabre GLBL that are not Loan Parties, so long as such Investment (x) is made in the ordinary course of business or for bona fide business purposes and (y) does not involve the transfer of Intellectual Property (other than licenses (which may only be non-exclusive except in connection with regional sales in the ordinary course of business consistent with past practice) undertaken for bona fide business purposes in the ordinary course and consistent with past practice) in an amount in excess of $5,000,000 per fiscal year; (iv) Investments by any Subsidiary Guarantors into other Subsidiary Guarantors; and (v) Investments by (a)(i) Restricted Subsidiaries of Sabre GLBL that are not Subsidiary Guarantors and (ii) the Domestic Restricted Group into (b) Subsidiary Guarantors;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens permitted under Section 7.01(e), (f), (l), (m), (o), (s), (t), (u) and (cc) and Indebtedness permitted under Section 7.03(c) or (w);

(g) Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof or contemplated on the date hereof and, in each case, set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Permitted Tax Restructurings;

(i) promissory notes and other non-cash consideration received in connection with (x) Dispositions permitted by Section 7.05 or (y) any other disposition of assets not constituting a Disposition;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of a Subsidiary Guarantor (including as a result of a merger or consolidation or buyout of equity interests a third party owns in a joint venture owned by a Subsidiary Guarantor or a Restricted Subsidiary); provided that, with respect to each purchase or other acquisition made pursuant to this clause (j) (each, a “Permitted Acquisition”), (A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Subsidiary Guarantor and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be or become Guarantors and shall have complied or shall comply with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement) and such acquired property, assets, business or Person is in a business permitted under Section 7.07 and (B) the Loan Parties shall be in compliance with the Guarantor Coverage Test on a Pro Forma basis;

(k) [Reserved.]

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article III endorsements for collection or deposit (or the equivalent in the applicable Security Jurisdiction) and Uniform Commercial Code Article IV customary trade arrangements with customers (or the equivalent in the applicable Security Jurisdiction), in each case, consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) [Reserved];

(o) additional Investments that taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed $20,000,000;

(p) Investments in any joint venture (regardless of the legal form) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding, not to exceed in the aggregate at any time outstanding $35,000,000; provided, that such Investment (i) is in the form of cash and Cash Equivalents and other assets (other than Material Assets) and (ii) is made for a bona fide business purpose;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) [Reserved];

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Guarantees by the Subsidiary Guarantors or any of their Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(v) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts;

(w) [Reserved]; and

(x) Subject to compliance with Section 7.16, (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing in each case, only by a servicer of the Qualified Securitization Financing that is a servicer thereof as of the Closing Date; provided, however, that (i) any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as residual equity and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing.

Notwithstanding anything to the contrary in this section, neither the Loan Parties nor any of their Subsidiaries may transfer (through an investment, disposition, restricted payment or otherwise) or exclusively license Intellectual Property material to the business of the Loan Parties and their subsidiaries, taken as a whole, to any Affiliate that is not a Loan Party.

SECTION 7.03. Indebtedness. Create, incur, assume or permit to exist any Indebtedness; the foregoing limitations shall not apply to any of the following items:

(a) Indebtedness of the Borrower and the Restricted Subsidiaries under the Loan Documents;

(b) Indebtedness existing on the date hereof; provided that any such Indebtedness in excess of $1,000,000 individually shall only be permitted under this clause (b) to the extent such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing of such Indebtedness; provided further; that all such Indebtedness incurred by any Loan Party and owed to (x) the Domestic Restricted Group or (y) any Restricted Subsidiary of a Subsidiary Guarantor that is a not a Loan Party shall be subordinated to the Obligations on customary terms;

(c) Guarantees by the Subsidiary Guarantors and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted hereunder (except that a Restricted Subsidiary that is a Non-Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Subsidiary Guarantors to the extent permitted by Sections 7.02(d)(iv) and (v) or any of the Restricted Subsidiaries to the extent constituting an Investment permitted by Section 7.02(d)(ii); provided that all such Indebtedness incurred by any Loan Party and owed to (x) Sabre GLBL or any Loan Party (as defined in the Existing Credit Agreement) or (y) any Restricted Subsidiary that is a Non-Loan Party shall be subordinated to the Obligations on customary terms (it being understood and agreed that any Indebtedness permitted under this clause (d) that is not already subordinated on such terms as of the Closing Date shall not be required to be so subordinated until the date that is thirty (30) days after the Closing Date);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that in each case are used or useful in a business permitted under Section 7.07, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, (ii) [reserved] and (iii) Indebtedness arising under Capitalized Leases other than those in effect on the date hereof or entered into pursuant to subclauses (i) of this clause (e), in each case of clauses (i), and (iii), incurred in the ordinary course of business and any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of all Indebtedness incurred or issued and outstanding under this clause (e), shall not exceed $5,000,000 (determined at the date of incurrence) at any one time outstanding;

(f) [Reserved];

(g) [Reserved];

(h) [Reserved];

(i) Indebtedness representing deferred compensation to employees of the Subsidiary Guarantors and their Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by any Subsidiary Guarantor in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Subsidiary Guarantors and their Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations (as defined in the Existing Credit Agreement as in effect on the date hereof) and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) [Reserved];

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Subsidiary Guarantors or any of their Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Subject to compliance with Section 7.16, Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Loan Parties or any of the Restricted Subsidiaries;

(s) [Reserved];

(t) [Reserved];

(u) [Reserved];

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above and (w) through (cc) below;

(w) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees and sublicensees;

(x) Indebtedness incurred in the ordinary course of business in respect of obligations of the Subsidiary Guarantors or any Restricted Subsidiary consisting of the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(y) [Reserved];

(z) in relation to a Dutch Loan Party only, Indebtedness under any declaration of joint and several liability issued for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(aa) Indebtedness as a result of a fiscal unity (fiscale eenheid) under Dutch law;

(bb) [Reserved]; and

(cc) Indebtedness of the Subsidiary Guarantors or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business.

Notwithstanding the foregoing, neither the Loan Parties nor any of their Subsidiaries may incur any Indebtedness, including pursuant to an intercompany loan, from any direct or indirect parent of Sabre GLBL.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (cc) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Restricted Subsidiary of a Subsidiary Guarantor that is a Non-Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Subsidiary Guarantors that is a Non-Loan Party, and (ii) any Restricted Subsidiary of a Subsidiary Guarantor may merge or consolidate with or into any other Restricted Subsidiary of a Subsidiary Guarantor that is a Loan Party;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(c) [Reserved];

(d) [Reserved]; and

(e) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition expressly permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions in the ordinary course of business consistent with past practice of (i) obsolete, worn out, used or surplus property, or (ii) property no longer used or useful in the conduct of the business of the Loan Parties and their Restricted Subsidiaries as determined in the reasonable business judgment of the Borrower, in each case (i) and (ii), whether now owned or hereafter acquired (including by failing to pursue or allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned in the ordinary course of business consistent with past practice if such discontinuance is desirable in the conduct of the business as determined in the reasonable business judgment of the Borrower);

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and Dispositions of immaterial assets;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to a Subsidiary Guarantor;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06, Liens permitted by Section 7.01;

(f) Dispositions of Cash Equivalents;

(g) leases, subleases, non-exclusive licenses or non-exclusive sublicenses (including the provision of software under an open source license), or licenses or sublicenses in connection with regional sales, in each case in the ordinary course of business consistent with past practice;

(h) transfers of property subject to Casualty Events;

(i) [Reserved];

(j) Dispositions listed on Schedule 7.05(j) (“Scheduled Dispositions”);

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(m) solely in the ordinary course of business as a result of Investments in joint ventures in the ordinary course of business consistent with past practice, any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary that is a joint venture;

(n) [Reserved];

(o) the unwinding of any Swap Contract;

(p) any Disposition by a servicer of the Qualified Securitization Financing that is a servicer thereof as of the Closing Date of Securitization Assets to a Securitization Subsidiary;

(q) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(s) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable; and

(t) Dispositions of U.S. Business Units which have a Non-US Component, to the extent the Non-US component of such U.S. Business Unit does not constitute a Material Asset (other than assets that are Material Assets solely by virtue of the proviso to the definition thereof) and to the extent the sale thereof is required by the relevant sale agreement; provided that the aggregate fair market value of the Non-US components of such U.S. Business Units that have been Disposed of pursuant to this Section 7.05(t) shall not exceed $25,000,000 over the life of this Agreement.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions reasonably requested by the Borrower in order to effect the foregoing (it being agreed that, if the Borrower requests that the Administrative Agent take any action to effect the foregoing, the Administrative Agent may request that Borrower provide (and, in such case, the Borrower shall provide) the Administrative Agent with a certificate signed by a Responsible Officer of the Borrower certifying that the transaction giving rise to such release is permitted by the Loan Documents, and the Secured Parties hereby authorize the Administrative Agent to rely on such certificate in delivering any such Lien releases requested by the Borrower).

Notwithstanding anything to the contrary in this section, neither the Loan Parties nor any of their Subsidiaries may transfer (through an investment, disposition, restricted payment or otherwise) or exclusively license Intellectual Property material to the business of the Loan Parties and their subsidiaries, taken as a whole, to any Affiliate that is not a Loan Party.

SECTION 7.06. Restricted Payments. Pay or make, directly or indirectly, any Restricted Payment, provided that the following shall be permitted:

(a) a Subsidiary of a Subsidiary Guarantor may make Restricted Payments in cash to its direct or indirect parent that is a Subsidiary Guarantor;

(b) each Subsidiary Guarantor and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in additional Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person issued to its direct parent entity; provided that after giving effect thereto, the same percentage of the Equity Interests of the Borrower or the respective Restricted Subsidiary are pledged pursuant to the Collateral Documents as were so pledged immediately prior thereto;

(c) Permitted Tax Restructurings;

(d) to the extent constituting Restricted Payments, the Subsidiary Guarantors and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04;

(e) (i) the Subsidiary Guarantors may make Restricted Payments to Sabre GLBL (or any of its direct or indirect parents) to the extent allocated pursuant to GAAP or required by GAAP or Law and (ii) the Borrower may make Restricted Payments to Holdings (or any of its direct or indirect parents to the extent allocated pursuant to GAAP or required by GAAP or Law):

(A) the proceeds of which shall be used to pay operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and the Subsidiaries;

(B) the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence; and

(C) the proceeds of which shall be used to pay customary salary and other benefits payable to employees and managers (including any independent manager) of Sabre GLBL or Holdings (or any direct or indirect parent company thereof to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Restricted Subsidiaries and the Borrower);

(f) to the extent allocated pursuant to GAAP or required by GAAP or Law, payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any of their respective future, present or former employees, directors, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of their respective Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(g) [Reserved];

(h) [Reserved]; and

(i) Restricted Payments in lieu of Investments expressly permitted by Section 7.02(d).

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Subsidiary Guarantors and their Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or reasonable extensions thereof.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction or series of related transactions of any kind with any Affiliate of the Borrower involving aggregate payments or consideration in excess of $5,000,000 (each, an “Affiliated Transaction”), whether or not in the ordinary course of business, other than:

(a) transactions between or among the Subsidiary Guarantors or any entity that becomes a Subsidiary Guarantor as a result of such transaction;

(b) transactions on terms not materially less favorable to the Loan Party or such Restricted Subsidiary as would be obtainable by the Loan Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) Permitted Tax Restructurings;

(d) [Reserved];

(e) Investments permitted under Section 7.02(d);

(f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(g) [reserved];

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08 and any amendment to any of the foregoing (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower);

(j) Restricted Payments permitted under Section 7.06;

(k) [Reserved];

(l) [Reserved];

(m) [Reserved];

(n) [Reserved];

(o) any Disposition by a servicer of the Qualified Securitization Financing that is a servicer thereof as of the Closing Date of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(p) [Reserved];

(q) (i) tax sharing agreements among one or more of the Loan Parties, the Restricted Subsidiaries of the Loan Parties, the Borrower’s direct or indirect parent and such parent’s other Restricted Subsidiaries and payments thereunder by the Loan Parties and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership and operations of the Loan Parties and their Restricted Subsidiaries and (ii) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an officer’s certificate) for the purposes of improving the consolidated tax efficiency of the Loan Parties and their Restricted Subsidiaries and not for the purpose of circumventing any provision of this Agreement; provided that, prior to entering into a tax sharing agreement described in clause (i) or a transaction described in clause (ii), the Borrower has obtained the written consent of the Required Lenders; and

(r) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the Disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 7.05, in each case, that the Borrower determines in good faith is either fair to the applicable Loan Party or its Subsidiary or otherwise on customary terms for such type of arrangements in connection with similar transactions.

Notwithstanding anything to the contrary in this Section 7.08, Affiliate Transactions (x) in the form of intercompany transactions between the Domestic Restricted Group, on the one hand, and the Loan Parties and their Subsidiaries, on the other hand that (y) are documented in writing and (z) are in excess of $5,000,000 in the aggregate, shall be on an arm’s length basis.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is a Non-Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders or other Secured Parties with respect to the Term Facility and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii) (A) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary and (B) any permitted modification, replacement, renewal, extension or refinancing of such Contractual Obligation so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation; provided that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13;

(iii) represent Indebtedness of a Restricted Subsidiary which is a Non-Loan Party which is permitted by Section 7.03;

(iv) arise in connection with any Lien permitted by Section 7.01(u), or any Disposition permitted by Section 7.05 (but only as to the assets subject to such Disposition);

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02(p) and applicable solely to such joint venture entered into in the ordinary course of business;

(vi) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(i), 7.03(e), 7.03(r) or 7.03(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness ;

(viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xi) [reserved]; and

(xii) relate to cash or other deposits permitted under Section 7.01.

SECTION 7.10. Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.11. Prepayments, Etc. of Indebtedness.(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Indebtedness of the Loan Parties or their Subsidiaries owing to a third party that is secured on a junior basis by the Collateral to Liens on the Collateral securing the Obligations, is unsecured or is expressly subordinated to the Obligations (collectively, the “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, to the extent not required to prepay any Term Loans pursuant to Section 2.05(b) or the prepayment thereof with Retained Declined Proceeds.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an outstanding principal amount greater than $2,000,000 (other than as a result of any Permitted Refinancing of such Indebtedness in respect thereof) without the consent of the Administrative Agent (acting at the direction of the Required Lenders) (which consent shall not be unreasonably withheld or delayed).

SECTION 7.12. A. Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations or incur any Indebtedness or Liens other than:

(i) those incidental to its ownership of the Equity Interests of the Borrower;

(ii) the maintenance of its legal existence and general operating (including the ability to incur fees, costs and expenses relating to such maintenance and general operating including professional fees for legal, tax and accounting issues);

(iii) the performance of its obligations (including the incurrence of liabilities and pledging the Equity Interests of the Borrower pursuant to the Loan Documents), with respect to the Loan Documents and its limited liability company agreement;

(iv) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower, in each case, expressly permitted by this Agreement;

(v) any transaction that Holdings is permitted to enter into or consummate under this Article VII and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Article VII;

(vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, or any direct or indirect parent of Holdings and its Subsidiaries;

(vii) providing indemnification to officers and directors of Holdings; and

(viii) activities incidental to the businesses or activities described in the foregoing clauses (i) through (vii);

provided, that notwithstanding the foregoing, (x) Holdings shall not create or acquire (by way of merger, consolidation or otherwise) any direct Subsidiary other than the Borrower and (y) Holdings shall not amend, waive, consent or modify its organizational documents in a manner adverse to the Lenders.

SECTION 7.12. B. Borrower.

In the case of the Borrower, conduct, transact or otherwise engage in any business or operations other than:

(i) the maintenance of its legal existence and general operating (including the ability to incur fees, costs and expenses relating to such maintenance and general operating including professional fees for legal, tax and accounting issues);

(i) the performance of its obligations with respect to the Loan Documents, the New Pari 1L Refinancing Facility and its limited liability company agreement, including the incurrence of liabilities and pledging of its assets to secure its liabilities under Loan Documents, and the making of New Pari 1L Refinancing Loans under New Pari 1L Refinancing Facility;

(ii) financing activities, incurrence of debt and payment of dividends, in each case, expressly permitted by this Agreement;

(iii) any transaction that the Borrower is expressly permitted to enter into or consummate under this Article VII and any transaction between the Borrower or any Restricted Subsidiary permitted under this Article VII;

(iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower;

(v) holding any cash received in connection with this Agreement (including the Term Loans hereunder) or in connection with the New Pari 1L Refinancing Facility (including as a result of repayments and prepayments thereunder and receipt of interest payments thereunder) and applying them as required under this Agreement;

(vi) providing indemnification to officers and directors of the Borrower;

(vii) in its capacity as the Lender under the New Pari 1L Credit Agreement, passing along such financial statements, notices and other information it has received regarding the Loan Parties (as defined in the New Pari 1L Credit Agreement) and their subsidiaries and Affiliates in such capacity to the Administrative Agent (for further distribution to the Lenders); and

(viii) activities incidental to the businesses or activities described in the foregoing clauses (i) through (vii);

provided, that notwithstanding the foregoing, (x) the Borrower shall not create or acquire (by way of merger, consolidation or otherwise) any Subsidiary and (y) the Borrower shall not amend, waive, consent or modify its organizational documents in a manner adverse to the Lenders.

SECTION 7.13. [Reserved].SECTION 7.14. Sanctions. Directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner, in each case, that will result in a violation by a Person (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

SECTION 7.15. Anti-Corruption Laws. Directly or indirectly use the proceeds of any Borrowing for any purpose which would breach the FCPA, the UK Bribery Act 2010, and/or other similar, applicable anti-corruption legislation in other jurisdictions.

SECTION 7.16. Covenant Regarding Qualified Securitization Financings. Permit the making of any Investment in or Disposition of Securitization Assets, other than by existing servicers under the Qualified Securitization Financing in effect as of the date hereof (the “Existing Securitization”), in excess of the principal amount of the Existing Securitization Financing as of the date hereof or as otherwise required by the Existing Securitization as in effect as of the date hereof (and such existing servicers may act as servicers under any Qualified Securitization Financing that constitutes a Permitted Refinancing (as defined in the Existing Credit Agreement) of the Existing Securitization); provided that such refinancing may not be on terms materially less favorable to the Loan Parties (as determined by the Borrower in good faith) than those terms set forth in the Existing Securitization.

SECTION 7.17. Certain Amendments; Assignments. (a) Amend, waive, consent or modify (x) in a manner adverse to the Lenders (i) the Deloitte Engagement or the Omnibus Agreement or (ii) the Intercompany Agreements or Intercompany Loan Agreement or (y) the Loan Documents (as defined in the New Pari 1L Refinancing Facility), (b) the Borrower, directly or indirectly transfer its rights (whether voting or economic) as the “Lender” under the New Pari 1L Refinancing Facility, to any other Person (whether through an assignment, a participation or any derivative instrument) or (c) assign, transfer, terminate or otherwise dispose of any Intercompany Agreement or terminate the Intercompany Loan Agreement.

SECTION 7.18. Lux Parent. In the case of Lux Parent, Sabre International and Sabre Finance, conduct, transact or otherwise engage in any business or operations other than the business they engage in as of the Closing Date and reasonable extensions thereof, and activities incidental thereto.

SECTION 7.19. Intercompany Loans. Allow to exist or incur any intercompany loan made by the Domestic Restricted Group to any Subsidiary Guarantor or their Subsidiaries, unless (x) the amount of such loan is first netted against obligations owed to such Subsidiary Guarantor or its Subsidiary by the applicable Person in the Domestic Restricted Group and (y) if no such obligations are available to be netted, such intercompany loans are made by making an initial intercompany loan to Sabre Finance and subsequently on-lent to the applicable Subsidiary.

SECTION 7.20. Subsidiary Guarantor Accounts. Subject to the Agreed Guaranty and Security Principles and unless the Administrative Agent (at the direction of the Required Lenders) otherwise agrees, in the case of each Subsidiary Guarantor, open or maintain a bank account (other than (i) a bank account the sole use of which is in connection with a Securitization Financing, (ii) Excluded Assets and (ii) any (a) payroll, healthcare and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, and (e) bank account containing an average daily balance not to exceed $2,500,000 for any fiscal month) unless such bank account is or becomes subject to a valid Lien pursuant to a Collateral Document prior to the deposit of any monies in that bank account and any and all steps including in relation to perfection which are required to be carried out in accordance with the Agreed Guaranty and Security Principles or the relevant Collateral Document have been carried out. For the avoidance of doubt, with respect to any bank account existing on the Closing Date that is subject to the foregoing requirements, to the extent the consent of a depositary bank (or any other similar third party) is required under applicable Law to effect the perfection or validity of a Lien on such bank account, each Subsidiary Guarantor shall procure such consent within 60 days (or such longer period as the Required Lenders may approve) after the Closing Date.

SECTION 7.21. Centre of Main Interest. No Luxembourg Loan Party shall change its Centre of Main Interest or its jurisdiction of incorporation in a manner that would reasonably be expected to be materially prejudicial to the interests of the Lenders other than (a) in connection with any fundamental change, Disposition or other transaction that is permitted under the terms of this Agreement or (b) with the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders).

ARTICLE VIII

Liquidity Covenant

SECTION 8.01. Liquidity Covenant. As (a) of the last day of each fiscal quarter, and (b) immediately before and after giving effect to (i) any dividend, distribution by, or repurchase of Equity Interests of, Lux Parent, the Polish Loan Parties and their respective Restricted Subsidiaries in cash, or (ii) other intercompany payments on a Contractual Obligation that have been made in cash to the Domestic Restricted Group by Lux Parent, the Polish Loan Parties or their respective Restricted Subsidiaries, in each case of clauses (a) and (b), Lux Parent, the Polish Loan Parties and their respective Restricted Subsidiaries, on a consolidated basis, shall have at least $100,000,000 of Liquidity (the “Liquidity Covenant”). The parties hereto agree that $100,000,000 of Liquidity represents the working capital needs of Lux Parent, the Polish Loan Parties and their respective Restricted Subsidiaries in the ordinary course of business as of the Closing Date.

ARTICLE IX

Events of Default and Remedies

SECTION 9.01. Events of Default. Each of the events referred to in clauses (a) through (j) of this Section 9.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document or (iii) when and as required to be paid herein, any amount required to be prepaid; or

(b) Specific Covenants. The Borrower or, in the case of Section 7.12, Holdings, or, in the case of Section 7.18, Lux Parent, or any other Loan Party, fails to perform or observe any term, covenant or agreement contained in:

(i) any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower), 6.16, 6.18, 6.20 or Article VII; or

(ii) Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of the earlier of (x) knowledge thereof by any Loan Party and (y) written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Sabre Holdings or any of its Subsidiaries (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any (i) Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, (ii) any New Pari 1L Refinancing Loans or (iii) any Existing First Lien Obligations, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness specified in clause (A), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc.

(i) Holdings, the Borrower, any Loan Party or any Restricted Subsidiary (in each case other than a Polish Loan Party) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, manager or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law, or seeking appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, manager or similar officer, relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any Specified Subsidiary admits in writing its inability to pay its debts (other than any intercompany debt) in excess of the Threshold Amount as they become due; or

(ii) In relation to any Foreign Loan Party, any of the following legal procedures occur: (A) a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Foreign Loan Party (other than any winding-up, dissolution, administration or reorganization of a Polish Loan Party); (B) a composition, compromise, assignment or arrangement with any creditor of that Foreign Loan Party; (C) the appointment of a receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, manager or similar officer in respect of that Foreign Loan Party or any of its material assets (other than a Polish Loan Party); or (D) enforcement of any Lien over any material assets of that Foreign Loan Party, or any analogous procedure or step in relation to any of the foregoing is taken in relation to that Foreign Loan Party in any jurisdiction (other than a Polish Loan Party with respect to paragraphs (A) and (C) above)); or

(iii) In relation to a Polish Loan Party: (i) it enters into an agreement with a licensed adviser (i.e. a supervisor of an arrangement) in respect of the supervision of proceedings for the approval of that arrangement (zawrze z nadzorcą układu umowę o sprawowanie nadzoru nad przebiegiem postępowania o zatwierdzenie układu), (ii) it starts independently collecting votes in respect of an arrangement’s proposals (rozpocznie samodzielne zbieranie głosów), including without limitation (the delivery) of a ballot paper (karta do głosowania) to any of its creditors; (iii) it files an application to initiate restructuring proceedings (postępowanie restrukturyzacyjne), including an application for the approval of an arrangement (wniosek o zatwierdzenie układu), (iv) it files an application for bankruptcy (wniosek o głoszenie upadłości); or (v) it any person presents an application for bankruptcy (wniosek o ogłoszenie upadłości) or an application for opening of the restructuring proceedings (wniosek o otwarcie postępowania restrukturyzacyjnego) in relation to a Polish Loan Party and such application is not dismissed within (60) calendar days or (v) any Polish Loan Party admits in writing its inability to pay its debts (other than any intercompany debt) in excess of the Threshold Amount as they become due;

(g) Judgments. There is entered against Holdings, the Borrower, any Subsidiary Guarantor or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in unsatisfied liability of Holdings, the Borrower or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) Holdings, the Borrower or their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Collateral Documents. (A) Subject to the Legal Reservations and the Agreed Guaranty and Security Principles, any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; (B) any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not have any duty or obligation to file Uniform Commercial Code continuation statements) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (C) any of the Equity Interests of the Borrower or any Subsidiary ceasing to be pledged pursuant to the Collateral Documents free of Liens other than Liens created by the Collateral Documents or any nonconsensual Liens arising solely by operation of Law or as otherwise permitted hereunder; or

(j) Change of Control. There occurs any Change of Control.

SECTION 9.02. Remedies Upon Event of Default.(a) If any Event of Default occurs and is continuing (other than an Event of Default under Section 9.01(b)(ii) unless the conditions in the proviso contained therein have been satisfied), the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(i) declare the unpaid principal amount of all or part of the outstanding Loans, all interest accrued and unpaid thereon, premium (including the Prepayment Premium) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest, premium (including the Prepayment Premium) and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

(b) For the sole purpose of enabling the Administrative Agent to exercise its rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, effective upon the occurrence and solely during the continuation of an Acceleration Event, each Loan Party:

(i) hereby grants to the Administrative Agent an irrevocable, non-exclusive, royalty-free, license (until the termination or cure of the Event of Default) to use, license or sublicense any Intellectual Property or Licenses included in the Collateral now owned or hereafter acquired by such Loan Party, and wherever the same may be located (subject, in the case of Trademarks, to quality controls sufficient to maintain the validity of such Trademarks and such Loan Party’s rights therein) and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the maintenance, compilation or printout thereof; provided, however, that nothing in this Section 9.02 shall require any Loan Party to grant any license that is prohibited by any rule of Law or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by this Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Loan Party; provided, further, that such licenses to be granted hereunder with respect to trade secrets shall be subject to the Administrative Agent taking reasonable steps to maintain such trade secrets under applicable Law and to preserve the secrecy thereof. For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only during the continuation of an Event of Default;

(ii) irrevocably agrees that the Administrative Agent may (but shall not be required to) sell any of such Loan Party’s products or services directly to any Person, including without limitation persons who have previously purchased such Loan Party’s products or services from such Loan Party and in connection with such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell products or services which bears any trademark owned or licensed to such Loan Party and any product or service that is covered by any copyright or patent owned by or licensed to such Loan Party and the Administrative Agent may (but shall not be required to) finish any work in process and affix any trademark owned by or licensed to such Loan Party and sell such product or service as provided herein; and

(iii) in the case of a Loan Party other than a Foreign Subsidiary irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party, the Administrative Agent or otherwise or in the case of any Loan Party incorporated or formed under the laws of England and Wales, Australia and Singapore irrevocable authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or advisable to enable the Administrative Agent to exercise its rights and remedies under this Agreement.

(c) At any time when an Acceleration Event has occurred and is continuing, to the extent permitted by applicable Law, the Administrative Agent may, and shall if so requested by the Required Lenders, (i) direct each Loan Party to refrain, in which event, each Loan Party shall refrain, from using any Intellectual Property in the Collateral, (ii) subject to and in accordance with the relevant Collateral Document, declare the entire right, title and interest of any Loan Party in and to each item of Intellectual Property included in the Collateral to be vested in the Administrative Agent for the benefit of the Lenders, in which event such right, title and interest shall immediately vest in the Administrative Agent for the benefit of the Lenders and (iii) subject to and in accordance with the relevant Collateral Document, assign or sell any Intellectual Property included in the Collateral, as well as the goodwill of any Loan Party’s business symbolized by any Trademarks included in the Collateral and the right to carry on the business and use the assets of any such Loan Party in connection with which any such Trademark or domain name included in the Collateral have been used.

(d) The Administrative Agent may, and shall if so requested by the Required Lenders, take any actions referred to in paragraph (a) above upon the occurrence of an Event of Default referred to in Section 9.01(f)(iii) which is continuing with respect to a Polish Loan Party (a “Polish Insolvency-Restructuring Event of Default”), solely with respect to the claims towards the other Loan Parties. The occurrence or continuation of a Polish Insolvency-Restructuring Event of Default with respect to a Polish Loan Party shall not prevent or restrict in any way the Administrative Agent from taking any of the actions referred to under paragraph (a) above against or in relation to that Polish Loan Party as a result of the occurrence of any Event of Default other than a Polish Insolvency-Restructuring Event of Default relating to that Polish Loan Party, including (without limitation, any Event of Default under Section 9.01(f) with respect to any other Loan Party.

SECTION 9.03. Application of Funds. (a) After any exercise of remedies provided for in Section 9.02 or after the Loans have automatically become immediately due and payable, any amounts received on account of any of the Total Secured Obligations and any amounts received or recovered by the Administrative Agent pursuant to the terms of any Loan Document or in connection with the realization or enforcement or all or any part of the Collateral at any time shall be applied by the Administrative Agent in the following order:

(i) First, to payment of that portion of the Total Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of the Total Secured Obligations constituting fees, premium (including the Prepayment Premium), indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Total Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Total Secured Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the payment of all other Total Secured Obligations of the Loan Parties and Guarantors that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Total Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi) Last, the balance, if any, after all of the Total Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

provided that any amounts received or recovered pursuant to any payment by a Subsidiary Guarantor to any Secured Party pursuant to the Guarantee granted by that Subsidiary Guarantor under the Guaranty or pursuant to any Loan Documents or pursuant to the realization or enforcement of any Guarantee or Collateral granted by any Subsidiary Guarantor in excess of the cap and limitation set out in Section 2.13 (Subsidiary Guarantor Aggregate Liability Cap) of the Guaranty, subject to section 2.09 (Appropriations) of the Guaranty and any other provision of the Loan Documents entitling any Secured Party to refrain from applying any amounts in discharge of any Obligations or any similar provision, shall not be applied in accordance with the waterfall set out above but shall be transferred to the relevant Loan Party entitled to such amounts or as otherwise required by Law.

The Administrative Agent shall, if so directed by the Required Lenders, vary the order set out in paragraphs (ii) to (v) inclusive above. The terms of this Section 9.03 will override any appropriation made by any Loan Party.

SECTION 9.04. Reserved

ARTICLE X

Administrative Agent and Other Agents

SECTION 10.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints and designates Wilmington Trust, National Association to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) The Administrative Agent shall also act as the “collateral agent” (and/or, as applicable, the “security trustee”) under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act, as the case may be (i) as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust (to the extent possible under applicable law) for) such Lender and the other Secured Parties and (ii) as joint and several creditor or beneficiary of a parallel debt under this Agreement and with respect to the Collateral Documents, in each case for purposes of acquiring, holding and enforcing (if then in effect, subject to the terms of any Intercreditor Agreement) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and/or “security trustee” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto, and all references to “Administrative Agent” in this Article X shall be read as including a reference to the Administrative Agent acting as “collateral agent” and/or “security trustee” (as applicable). Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Agreed Guaranty and Security Principles and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent, as applicable, under this Agreement and the other Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(e) To the extent applicable, each of the Secured Parties (other than the Administrative Agent) hereby exempts the Administrative Agent (including, for the avoidance of doubt, in its capacity as collateral agent) from any restrictions on self-dealing (Insichgeschäft) and multi-representation (Mehrfachvertretung) pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent accordingly. Each of the Secured Parties (other than the Administrative Agent) hereby authorises the Administrative Agent (including, for the avoidance of doubt, in its capacity as collateral agent) to delegate or sub-delegate any powers granted to it under this Section 10.01 (and any other relevant provision in this Agreement and/or any other Loan Document) to any representative it may elect in its discretion and to grant powers of attorney to any such representative including the exemption from self-dealing and multi-representation (in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible to such Secured Party).

SECTION 10.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through its agents, sub-agents, sub-security trustees, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent or sub-security trustee may perform any and all of its duties and exercise its rights and powers by or through its Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and sub-security trustee and to any Agent-Related Person, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or sub-security trustee or attorney-in-fact that it selects, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent, sub-agent, sub-security trustee or attorney-in-fact. For the avoidance of doubt, paragraph (e) of Section 10.01 applies to this Section 10.02.

SECTION 10.03. Liability of Agents.

(a) No Agent-Related Person shall (x) be liable for any action taken or omitted to be taken by any of them, except for its own gross negligence or willful misconduct, as determined by the final nonappealable judgment of a court of competent jurisdiction, (y) be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 or Section 11.01) or (z) be responsible in any manner to any Lender or participant for, or have any duty to inquire into, (i) any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (iii) the existence, value, sufficiency or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or (iv) any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.

(b) No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(c) No Agent-Related Person shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(d) No Agent-Related Person shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(e) No Agent-Related Person shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(f) No Agent-Related Person shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(g) In no event shall any Agent-Related Person be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.

(h) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent, as applicable, shall confirm receipt of items expressly required to be delivered to the Administrative Agent, respectively.

(i) No Agent-Related Person shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which the Administrative Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent.

(j) Nothing in this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Loan Documents.

(k) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to competitors of the Loan Parties or their Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a competitor of a Loan Party or a Subsidiary thereof or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any competitor of a Loan Party or a Subsidiary thereof.

(l) Where the Administrative Agent is required or deemed to act as a security trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral on trust pursuant to the foregoing, the Administrative Agent shall not have any obligations and liabilities to the Secured Parties in its capacity as security trustee to the fullest extent permitted by applicable law.

SECTION 10.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement, order from any court or Governmental Authority or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number or percentage of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 10.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 10.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall, in accordance with their respective pro rata shares (determined as of the time that the applicable indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated, determined as of the day immediately prior to the date on which the Loans were paid in full and the Commitments were terminated)) indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. For purposes hereof, a Lender’s “pro rata share” shall mean a fraction, the numerator of which is the sum of (x)

the aggregate unused Commitments of such Lender at such time and (y) aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Loans held by all Lenders at such time. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this Section 10.07. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 10.08. Agents in their Individual Capacities. Wilmington Trust, National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though Wilmington Trust, National Association were not the Administrative Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wilmington Trust, National Association or its Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, if any, Wilmington Trust, National Association shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include, if applicable, Wilmington Trust, National Association in its individual capacity.

SECTION 10.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent is in material breach of its obligations hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the request of the Required Lenders. If at any time, the Administrative Agent is a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower upon fifteen (15) days’ notice to the Lenders and the Administrative Agent. Such removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be (a) a bank with an office in the United States or an Affiliate of any such bank with an office in the United States, and (b) consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).

If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the retiring Administrative Agent may (but shall not be required to) appoint, after consulting with the Lenders and with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required during the existence of an Event of Default under Section 9.01(f) or (g)), a successor agent, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States, from among the Lenders.

Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent (except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent) and the term “Administrative Agent,” shall mean such successor administrative agent, and the retiring or removed Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal of the Administrative Agent as provided herein, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents (including in performing its duties and obligations specified in the parenthetical in the immediately succeeding paragraph).

If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) Business Days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Upon the acceptance of any successor’s appointment as the Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring (or retired) Administrative Agent, to the extent not previously discharged, shall be discharged from its duties and obligations under the Loan Documents.

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article X shall continue in effect for its benefit, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent (including in performing its duties and obligations specified in the parenthetical in the fifth paragraph of this Section 10.09).

SECTION 10.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.11. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, and shall make payable in respect thereof within 30 days after demand therefor, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.11. The agreements in this Section 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, this Section 10.11 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

SECTION 10.12. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative

Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.12 and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns) agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”), (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that was so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided that this Section 10.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x), (y) and (z) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment of the Obligations.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, security trustee, co-security trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

(d) For the avoidance of doubt, paragraph (e) of Section 10.01 applies to this Section 10.02.

SECTION 10.14. Parallel debt

(a) Each Loan Party shall pay the Administrative Agent, acting as “collateral agent”, as an independent and separate creditor, an amount equal to each of its Secured Party Claims on its due date (each a “Collateral Agent Claim”).

(b) Each Collateral Agent Claim is created on the understanding that the Administrative Agent, acting as collateral agent, shall (i) share the proceeds of each Collateral Agent Claim with the other Secured Parties and (ii) pay those proceeds to the Secured Parties, in accordance with Section 9.03 (Application of Funds).

(c) The Administrative Agent, acting as collateral agent, may enforce performance of any Collateral Agent Claim in its own name as an independent and separate right. This includes, without limitation, any filing, suit, execution, enforcement of security or any Collateral Document, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(d) Each Secured Party shall, at the request of the Administrative Agent, do anything required in connection with the enforcement of any Collateral Agent Claim (including, without limitation, joining in any proceedings with the Administrative Agent) and enforce its Secured Party Claim.

(e) Each Loan Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings with the Administrative Agent in respect of any Collateral Agent Claim.

(f) Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount. Discharge by a Loan Party of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(g) The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(h) A defect affecting a Collateral Agent Claim against an Obligor will not affect any Secured Party Claim. A defect affecting a Secured Party Claim against an Obligor will not affect any Collateral Agent Claim.

(i) If the Administrative Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party shall pay an amount equal to that recovery to the Administrative Agent.

SECTION 10.15. German Security Property

(a) Unless to the extent expressly provided to the contrary, the Administrative Agent (including, for the avoidance of doubt, in its capacity as collateral agent) shall with respect to any German Security Documents and the security interests created or expressed to be created thereunder (together, the “German Security Property”):

(i) hold and administer any German Security Property which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as security trustee and as agent for the benefit of the Secured Parties;

(ii) administer any German Security Property which is pledged (Verpfändung) or otherwise transferred to the Administrative Agent and/or any other Secured Party under an accessory security right (akzessorische Sicherheit);

(iii) act in relation to any German Security Property referred to in paragraphs (i) and (ii) above in accordance with the terms of this Agreement and the relevant German Security Documents; and

(iv) will apply all payments and other benefits received by it under the German Security Documents in accordance with the terms of this Agreement and the relevant German Security Documents.

(b) Each Secured Party (other than the Administrative Agent) ratifies and approves all acts and declarations previously done by the Administrative Agent (including, for the avoidance of doubt, in its capacity as collateral agent) on such Secured Party’s behalf (including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

(c) Each Secured Party hereby authorizes the Administrative Agent (including, for the avoidance of doubt, in its capacity as collateral agent) (whether or not by or through employees or agents) and grants power of attorney (Vollmacht) to the Administrative Agent (including for the avoidance of doubt, in its capacity as collateral agent):

(i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under the German Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents, including the release, cancellation or termination of any collateral under the German Security Documents;

(iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party under or in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Document which creates a pledge (Pfandrecht) or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Collateral; and

(iv) to take all other actions and measures which the Administrative Agent deems necessary or desirable in connection with this Agreement, the German Security Documents or any German Security Property, including to realize and enforce the German Security Property in accordance with the relevant provisions of this Agreement and the German Security Documents.

(d) The Administrative Agent accepts its appointment as agent and administrator of the Germany Security Property on the terms and subject to the conditions set out in this Agreement.

(e) For the avoidance of doubt, paragraph (e) of Section 10.01 applies to this Section 10.15.

(f) No Receiver or other Secured Party not party to this Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. By accepting the benefits of the Collateral and/or any Guaranty, each Receiver or other Secured Party not party to this Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent, collateral agent and (as applicable) security trustee under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made to a Receiver or other Secured Party not party to this Agreement unless the Administrative Agent has received written notice of the relevant Total Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Total Secured Obligations. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made to a Receiver or other Secured Party not party to this Agreement in the case of a release of liens and guarantees in connection with the payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been made) and the termination of the Commitments.

ARTICLE XI

Miscellaneous

SECTION 11.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, with the written consent of the Required Lenders, the Administrative Agent) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for (including by amending the definition of “PIK/Cash Election Period”), or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 to any Lender or extend the forbearance of any Event of Default under Section 9.01(a) without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender directly and adversely affected thereby, it being understood that any change to the definitions of; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the definition of “Required Lenders” without the written consent of each Lender; change any provision of this Section 11.01, the definition of “Pro Rata Share” or Section 2.05(b)(v)(Y), 2.06(c), 2.13 or 9.03 without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than a Defaulting Lender);

(f) release all or substantially all of the aggregate value of the Guarantees without the written consent of each Lender (other than a Defaulting Lender);

(g) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans; or

(h) Notwithstanding any provision herein or in any other Loan Document, directly or indirectly (a) subordinate the Lien on all or substantially all of the Collateral or (b) subordinate the Obligations in right of payment, in each case, to any other Indebtedness for borrowed money (other than in connection with a debtor-in-possession financing) (such indebtedness, “Senior Indebtedness”) without the prior written consent of each adversely affected Lender, unless each such adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop or arrangement fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses) as offered to all other providers (or their affiliates) of the Senior Indebtedness, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (it being agreed that any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent); (ii) Section 11.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) [reserved]. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 11.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in Section 11.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent (acting at the direction of the Required Lenders) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (iv) to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose.

SECTION 11.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites), and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, Holdings, or a Subsidiary Guarantor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) or telephone number as shall be designated by such party in a notice to the other parties including as designated in an Additional Subsidiary Guarantor Joinder Agreement; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) (which form of delivery is subject to the provisions of Section 11.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all financial statements and certificates furnished pursuant to Section 6.01(a), (b) and (c).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 11.04. Attorney Costs and Expenses. Each Loan Party agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out of pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of (x) one primary counsel to the Administrative Agent and, if reasonably necessary, one local and foreign counsel to the Administrative Agent in each relevant jurisdiction and (y) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Lenders, and one local and foreign counsel to the Lenders (taken as a whole) in each relevant jurisdiction and, in the case of an actual conflict of interest, one additional counsel to the affected parties taken as a whole, and (b) to pay or reimburse the Administrative Agent, each other Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of (x) one primary counsel to the Administrative Agent and, if reasonably necessary, one local and foreign counsel to the Administrative Agent in each relevant jurisdiction and (y) one primary counsel to the Lenders taken as a whole and, if reasonably necessary, one local and foreign counsel to the Lenders (taken as a whole) in each relevant jurisdiction and, in the case of an actual conflict of interest, one additional counsel to the affected parties taken as a whole). The foregoing costs shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party or such Guarantor by the Administrative Agent in its sole discretion.

SECTION 11.05. Indemnification by the Loan Parties. The Loan Parties shall indemnify and hold harmless the Administrative Agent, each Lender and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, reasonable and documented or invoiced out-of-pocket fees and expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Administrative Agent and its Agent-Related Persons taken as a whole and, if reasonably necessary, a single local counsel for the Administrative Agent and its Agent-Related Persons taken as a whole in each relevant jurisdiction and (y) one counsel to all other Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all other Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including the Administrative Agent’s performance of duties under Section 2.11, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith (other than in the case of the Administrative Agent and its Agent-Related Persons) or willful misconduct of such Indemnitee or Related Indemnified Person, as determined by a court of competent jurisdiction in a final and non-appealable judgment, (y) other than in the case of the Administrative Agent and its Agent-Related Persons, a material breach of any obligations under any Loan Document by such Indemnitee or Related Indemnified Person, as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (z) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Loan Parties or their Subsidiaries. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith (other than in the case of the Administrative Agent and its Agent-Related Persons) or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid within 30 days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.06. Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 11.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (i), (ii) a Person that the Borrower has previously identified in a written notice to the Administrative Agent as a competitor of any Loan Party and its Subsidiaries or (iii) a natural person. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to a Person that the Borrower has previously identified in a written notice to the Administrative Agent as a competitor of any Loan Party and its Subsidiaries) not to be unreasonably withheld or delayed, it being understood that the Borrower shall have the right to delay or withhold its consent if, in order for such assignment to comply with applicable Law, the Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Authority) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment of all or a portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, or (ii) if an Event of Default has occurred and is continuing, any Assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding anything in this Section 11.07 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consents; provided that (i) simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of complying with such minimum assignment amount and (ii) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds; provided further that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee in the case of any assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and its applicable tax form and, if requested by the Administrative Agent, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(d) and (e), as applicable; and

(E) no assignment may be made to Holdings, the Borrower, any Subsidiary or any Affiliate of Holdings.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. In no event shall any assignment be effective if the assigning Lender is the payee of any Note and such Note is not assigned and delivered to the Assignee or surrendered to the Borrower unless, in the event such Note is lost, the assigning Lender affirms in writing to the Borrower that such Note is lost. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Person that the Borrower has previously identified in a written notice to the Administrative Agent as a competitor of any Loan Party and its Subsidiaries, and a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (and for the avoidance of doubt, shall have no direct rights against the Borrower) (subject to the requirements of Sections 3.01(b), (c), (d), (e) and (f), as applicable, as though it were a Lender) and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender (or any of its registered assigns) sells a participation pursuant to this Section 11.07(e), the Lender (or its registered assign, as the case may be), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest under this Agreement or any Loans or other obligations under the Loan Documents (the “Participant Register”); provided that such Lender (or its registered assign, as the case may be) shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (or the registered assign, as the case may be) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) An Assignee or a Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or sale of the participation, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender and deliver the forms required by Section 3.01 to such Participant’s participating Lender unless the sale of the participation to such Participant is made with the prior written consent of the Borrower.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (it being agreed that the Granting Lender shall be liable for such indemnity or similar payment obligations), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. Other than as expressly provided in this Section 11.07(h), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Term Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Term Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 11.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or any self-regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 11.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 11.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan

Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender may have.

SECTION 11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic imaging means (e.g. “pdf” or “tif”) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 11.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 11.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 11.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.15. Termination and Release of Collateral.(a) The Lenders hereby irrevocably agree that (i) the Liens on any Collateral granted to the Administrative Agent by the Loan Parties shall be released as permitted under and pursuant to the Loan Documents and (ii) any Guarantor shall be released from its obligations under the applicable Guaranty as permitted under and pursuant to the Loan Documents.

(b) Any such release under clause (a) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(c) The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, consents, acknowledgements and agreements reasonably requested by the Borrower to evidence and/or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 11.15, all without the further consent or joinder of any Lender (it being agreed that if reasonably requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that the transaction giving rise to such release is permitted by the Loan Documents, which certificate the Administrative Agent may rely upon in providing any such requested releases).

SECTION 11.16. Electronic Execution of Assignments and Certain Other Documents

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11.17. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY (IN THE BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES NOT TO COMMENCE ANY SUCH LEGAL ACTION OR PROCEEDING IN ANY OTHER JURISDICTION, TO THE EXTENT PERMITTED BY APPLICABLE LAW. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) NOTWITHSTANDING PARAGRAPHS (A) AND (B) ABOVE, EACH PARTY TO THIS AGREEMENT EXPRESSLY CONFIRMS AND AGREES THAT THE ADMINISTRATIVE AGENT SHALL BE AT ANY TIME ALLOWED TO FILE A PETITION WITH A COMPETENT POLISH PUBLIC COURT FOR OBTAINING AN ENFORCEMENT CLAUSE (KLAUZULA WYKONALNOŚCI) CONCERNING ANY POLISH SUBMISSION TO ENFORCEMENT AND TAKE ANY ENFORCEMENT ACTIONS AGAINST ANY POLISH LOAN PARTY BASED ON, OR IN CONNECTION WITH, ANY POLISH SUBMISSION TO ENFORCEMENT.

SECTION 11.18. WAIVER OF RIGHT TO TRIAL BY JURY.EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.19. Binding Effect.This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender (or counsel to the Required Lenders) that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower and Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 11.20. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 11.21. Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Required Lenders. The provision of this Section 11.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 11.22. USA PATRIOT Act.

Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 11.23. Intercreditor Agreements.

(a) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF ANY INTERCREDITOR AGREEMENT.

(b) THE LENDERS HEREBY ACKNOWLEDGE THAT (A) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE COLLATERAL DOCUMENTS, THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES UNDER SUCH COLLATERAL DOCUMENTS WILL BE, UPON EXECUTION BY THE ADMINISTRATIVE AGENT, SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND (B) IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL CONTROL. THE LENDERS HEREBY AUTHORIZE THE ADMINISTRATIVE AGENT, AS APPLICABLE, TO TAKE SUCH ACTIONS, INCLUDING MAKING FILINGS AND ENTERING INTO AGREEMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY COLLATERAL DOCUMENT, AS MAY BE NECESSARY OR DESIRABLE TO REFLECT THE INTENT OF THIS SECTION 11.23(b).

(c) THE PROVISIONS OF THIS SECTION 11.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY AND REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT, THE REQUIRED LENDERS AND THE BORROWER AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO ANY INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF ANY INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT.

SECTION 11.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 11.25. Additional Guarantors.

Any member of the Group that accedes to this Agreement and the other relevant Loan Documents as a Subsidiary Guarantor after the Closing Date (including as a result of the requirements of Section 6.20) can be joined as a party hereto by: (i) executing an Additional Subsidiary Guarantor Joinder Agreement substantially in the form of Exhibit H, which may contain provisions related to it joining this Agreement that are agreed by the Administrative Agent (acting at the direction of the Required Lenders); and (ii) delivering to the Administrative Agent all documentation and other evidence, in relation to a Post-Closing Guarantor, listed in Part II (Conditions Precedent to be deliver by Post-Closing Guarantors) of Schedule 11.25 (as applicable), and in relation to any other additional Guarantor, listed in Part III (Conditions Precedent to be delivered by an additional Guarantor) of Schedule 11.25 (as applicable), in each case properly executed by a Responsible Officer of the signing member of the Group and each in form and substance reasonably satisfactory to the Required Lenders; it being acknowledged and agreed that any representation under the Credit Agreement that is applicable to such Subsidiary Guarantor derives solely from its capacity as such as a result of becoming party to the Guaranty, that any covenant or obligation set forth in this Agreement applicable to Subsidiary Guarantors arises solely as a result of such Subsidiary Guarantor becoming party to the Guaranty, and that such covenants and obligations are deemed to arise from the Guaranty and the applicable Collateral Documents entered into by such Subsidiary Guarantor. Each Subsidiary Guarantor that joins after the Closing Date will be deemed to have acknowledged and accepted its obligations hereunder in its capacity as a Subsidiary Guarantor, and shall be deemed to give the representations and warranties set out in this Agreement as at the date it joins this Agreement (by reference to the facts and circumstances existing as at that date) and shall be bound by all the covenants and undertakings in this Agreement.

SECTION 11.26. Waiver of Sovereign Immunity.Each Loan Party that is incorporated outside the United States, in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Requirements of Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 11.26 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

SECTION 11.27. Process Agent.By entry into this Agreement, each Loan Party that is incorporated outside the United States hereby appoints the Borrower as its process agent in the United States for service of process, and the Borrower hereby accepts such appointment.

SECTION 11.28. Intra-Group Lending Intercreditor Provisions. Each party hereto acknowledges and agrees to the terms and provisions of the Intra-Group Lending Intercreditor Provisions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENTERBRIDGE CREDIT CS L.P, as a Lender

By: Credit and SCIII General Partner, L.L.L., its general partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

MARTELLO RE LIMITED, as a Lender

By: Centerbridge Martello Advisors, L.L.C., its Investment Manager

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

CB NC CO-INVEST, L.P., as a Lender

By: CB NC Co-Invest GP, L.P., its general partner

By: CSCP IV Cayman GP, Ltd. its general partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

[Signature Page to SPV Loan Credit Agreement]

OPPS SABRE HOLDINGS, L.P., as a Lender

By: Oaktree Fund AIF Series (Cayman),
L.P. – Series O
Its: General Partner

By: Oaktree AIF (Cayman) GP Ltd.,
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

By: Oaktree Fund AIF Series L.P.,
– Series N
Its: General Partner

By: Oaktree Fund GP AIF, LLC,
Its: General Partner

By: Oaktree Fund GP III, L.P.
Its: Managing Member

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to SPV Loan Credit Agreement]

OHA CREDIT CADENZA, L.P.

By: OHA Credit Cadenza GenPar, LLP,
its general partner

By: OHA Global PE GenPar, LLC,
its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

OHA FALCON FUND, L.P.

By: OHA Falcon Fund GenPar, LLP, its general partner

By: TRP/OHA Global PE GenPar, LLC, its managing parnter

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

EAGLE INTERNATIONAL LIMITED

By: Oak Hill Advisors, L.P.
as Manager

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to SPV Loan Credit Agreement]

INDIANA PUBLIC RETIREMENT SYSTEM

By: Oak Hill Advisors, L.P., as Investment Manager

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

OHA CENTRE STREET PARTNERSHIP, L.P.

By: OHA Centre Street GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

OHAT CREDIT FUND, L.P.

By: OHAT Credit GenPar, LLP, its general partner

By: OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to SPV Loan Credit Agreement]

OHA KC CUSTOMIZED CREDIT MASTER FUND II, L.P.

By: OHA KC Customized Credit II GenPar, LLP,
its general partner

By: TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

OHA SA CUSTOMIZED CREDIT FUND, L.P.

By: OHA SA Customized Credit GenPar, LLP, its general partner

By: OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

OHA TACTICAL INVESTMENT MASTER FUND, L.P.

By: OHA Tactical Investment GenPar, LLP, its general partner

By: OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to SPV Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lucas Menéndez
Name: Lucas Menéndez
Title: Vice President

[Signature Page to SPV Loan Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SABRE FINANCING HOLDINGS, LLC, as Holdings

By:	/s/ Brian Evans
Name: Brian Evans
Title: Treasurer

SABRE FINANCIAL BORROWER, LLC, as Borrower

By:	/s/ Brian Evans
Name: Brian Evans
Title: Treasurer

[Signature Page to SPV Loan Credit Agreement]

SABRE GLOBAL TECHNOLOGIES LIMITED

By:	/s/ Roshan Mendis
Name: Roshan Mendis
Title: Director

SABRE EMEA MARKETING LIMITED

By:	/s/ Roshan Mendis
Name: Roshan Mendis
Title: Director

SABRE UK MARKETING LIMITED

By:	/s/ Roshan Mendis
Name: Roshan Mendis
Title: Director

[Signature Page to SPV Loan Credit Agreement]

EXECUTED by SABRE TRAVEL NETWORK (AUSTRALIA) PTY LIMITED in accordance with s 127 Corporations Act 2001 (Cth)

/s/ Nicole Steffanie Regel	/s/ Brett Scott Thorstad
Signature of director	Signature of director/company secretary

Nicole Steffanie Regel	Brett Scott Thorstad
Name of director	Name of director / company secretary

EXECUTED by SABRE AUSTRALIA
TECHNOLOGIES I PTY LIMITED in accordance with s 127 Corporations Act 2001 (Cth)

/s/ Nicole Steffanie Regel	/s/ Brett Scott Thorstad
Signature of director	Signature of director/company secretary

Nicole Steffanie Regel	Brett Scott Thorstad
Name of director	Name of director / company secretary

[Signature Page to SPV Loan Credit Agreement]

SABRE ASIA PACIFIC PTE. LTD.

By:	/s/ Brian Scott Evans
Name: Brian Scott Evans
Title: Director

SABRE TECHNOLOGY HOLDINGS PTE. LTD.

By:	/s/ Brian Scott Evans
Name: Brian Scott Evans
Title: Director

SABRE MARKETING PTE. LTD.

By:	/s/ Chin Yaa Khim
Name: Chin Yaa Khim
Title: Director

[Signature Page to SPV Loan Credit Agreement]

SABRE FINANCE (LUXEMBOURG) S.À R.L.

By:	/s/ Brian Evans
Name: Brian Evans
Title: Class A Manager

SABRE HOLDINGS (LUXEMBOURG) S.À R.L.

By:	/s/ Brian Evans
Name: Brian Evans
Title: Class A Manager

SABRE AS (LUXEMBOURG) S.À R.L.

By:	/s/ Brian Evans
Name: Brian Evans
Title: Class A Manager

SABRE INTERNATIONAL (LUXEMBOURG) S.À R.L.

By:	/s/ Brian Evans
Name: Brian Evans
Title: Class A Manager

[Signature Page to SPV Loan Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ David Bergstrom
Name: David Bergstrom
Title: Vice President

Address:

77 Upper Rock Circle, 8th floor
Rockville, MD 20850
Attention: Teisha Wright
Email: twright4@wilmingtontrust.com

[Signature Page to SPV Loan Credit Agreement]